UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2015

FREEPORT-McMoRan INC.
(Exact name of registrant as specified in its charter)

Delaware	001-11307-01	74-2480931
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

333 North Central Avenue
Phoenix, AZ	85004
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (602) 366-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Freeport-McMoRan Inc. (FCX) issued a press release dated October 22, 2015, announcing its third-quarter and nine-month 2015 results referencing supplementary schedules (see exhibit 99.1) and presented slides on its website that accompanied its October 22, 2015, earnings conference call (see exhibit 99.2).

Item 8.01. Other Events.

Freeport-McMoRan
Reports Third-Quarter and Nine-Month 2015 Results

▪
Net loss attributable to common stock totaled $3.8 billion, $3.58 per share, for third-quarter 2015. After adjusting for net charges totaling $3.7 billion, $3.43 per share, third-quarter 2015 adjusted net loss attributable to common stock totaled $156 million, $0.15 per share.

▪
Consolidated sales totaled 1.0 billion pounds of copper, 294 thousand ounces of gold, 23 million pounds of molybdenum and 13.8 million barrels of oil equivalents (MMBOE) for third-quarter 2015, compared with 1.1 billion pounds of copper, 525 thousand ounces of gold, 22 million pounds of molybdenum and 12.5 MMBOE for third-quarter 2014.

▪
Consolidated sales for the year 2015 are expected to approximate 4.1 billion pounds of copper, 1.2 million ounces of gold, 90 million pounds of molybdenum and 52.7 MMBOE, including 1.1 billion pounds of copper, 310 thousand ounces of gold, 21 million pounds of molybdenum and 13.3 MMBOE for fourth-quarter 2015.

▪
Average realized prices were $2.38 per pound for copper, $1,117 per ounce for gold and $55.88 per barrel for oil (including $11.03 per barrel for cash gains on derivative contracts) for third-quarter 2015.

▪	Consolidated unit net cash costs for third-quarter 2015 averaged $1.52 per pound of copper for mining operations and $18.85 per barrel of oil equivalents (BOE) for oil and gas operations.

▪
Operating cash flows totaled $822 million (including $507 million in working capital sources and changes in other tax payments) for third-quarter 2015. Based on current sales volume and cost estimates and assuming average prices of $2.40 per pound for copper, $1,150 per ounce for gold, $5.50 per pound for molybdenum and $50 per barrel for Brent crude oil for fourth-quarter 2015, operating cash flows are expected to approximate $3.3 billion for the year 2015. Using the same metals price assumptions and the recent 2016 future price of $54 per barrel of Brent crude oil, operating cash flows are expected to approximate $6.8 billion for the year 2016.

▪
Capital expenditures totaled $1.5 billion for third-quarter 2015, including $0.6 billion for major projects at mining operations and $0.7 billion for oil and gas operations. Capital expenditures are expected to approximate $6.3 billion for the year 2015, including $2.5 billion for major projects at mining operations and $2.8 billion for oil and gas operations. Capital expenditures are expected to approximate $4.0 billion for the year 2016.

▪	The Cerro Verde expansion project commenced operations in September 2015 and is expected to achieve full rates by early 2016.

▪
In third-quarter 2015, FCX announced revised capital and operating plans in response to market conditions. The revised plans include significant reductions in planned capital expenditures, production curtailments and cost reductions. FCX also announced today additional actions to further curtail copper and molybdenum production.

▪
FCX has sold 114.8 million shares of its common stock and generated gross proceeds of $1.2 billion under its at-the-market equity programs, including 97.5 million shares and gross proceeds of $1.0 billion during third-quarter 2015.

▪	At September 30, 2015, consolidated debt totaled $20.7 billion and consolidated cash totaled $338 million.

▪
In October 2015, FCX announced it is undertaking a review of its oil and gas business to evaluate strategic alternatives designed to enhance value to FCX shareholders and achieve self-funding of the oil and gas business from its cash flows and resources.

▪	In October 2015, the Indonesian government provided assurances to PT Freeport Indonesia on its long-term mining rights.

PHOENIX, AZ, October 22, 2015 - Freeport-McMoRan Inc. (NYSE: FCX) reported a net loss attributable to common stock of $3.8 billion, $3.58 per share, for third-quarter 2015 and $8.2 billion, $7.77 per share, for the first nine months of 2015, compared with net income attributable to common stock of $552 million, $0.53 per share, for third-quarter 2014 and $1.5 billion, $1.47 per share, for the first nine months of 2014. FCX’s net loss attributable to common stock includes net charges totaling $3.7 billion, $3.43 per share, for third-quarter 2015 and $8.1 billion, $7.71 per share, for the first nine months of 2015, primarily for the reduction of the carrying value of oil and gas properties and other items described below. Net income attributable to common stock for the 2014 periods included net charges totaling $114 million, $0.11 per share, for third-quarter 2014 and $236 million, $0.23 per share, for the first nine months of 2014, including charges for the reduction of the carrying value of oil and gas properties and other items described below.

SUMMARY FINANCIAL DATA

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2015		2014		2015		2014
	(in millions, except per share amounts)
Revenues[a,b,c]	$3,681		$5,696		$12,082		$16,203
Operating (loss) income[a,b,c,d,e]	$(3,945)	[f,g]	$1,132	[h]	$(9,282)	[f,g,h]	$3,396	[h]
Net (loss) income attributable to common stock[b,c,d,e,i]	$(3,830)	[f,g]	$552	[h,j,k]	$(8,155)	[f,g,h,l]	$1,544	[h,j,k]
Diluted net (loss) income per share of common stock[b,c,d,e,i]	$(3.58)	[f,g]	$0.53	[h,j,k]	$(7.77)	[f,g,h,l]	$1.47	[h,j,k]
Diluted weighted-average common shares outstanding	1,071		1,046		1,050		1,045
Operating cash flows[m]	$822		$1,926		$2,608		$4,513
Capital expenditures	$1,527		$1,853		$5,055		$5,415
At September 30:
Cash and cash equivalents	$338		$658		$338		$658
Total debt, including current portion	$20,698		$19,636		$20,698		$19,636

a.	For segment financial results, refer to the supplemental schedule, "Business Segments," beginning on page VII.

b.
Includes unfavorable adjustments to provisionally priced concentrate and cathode copper sales recognized in prior periods totaling $126 million ($62 million to net loss attributable to common stock or $0.06 per share) for third-quarter 2015, $22 million ($10 million to net income attributable to common stock or $0.01 per share) for third-quarter 2014, $107 million ($50 million to net loss attributable to common stock or $0.05 per share) for the first nine months of 2015 and $118 million ($65 million to net income attributable to common stock or $0.06 per share) for the first nine months of 2014. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page VI.

c.
Includes net noncash mark-to-market (losses) gains associated with crude oil and natural gas derivative contracts totaling $(74) million ($(46) million to net loss attributable to common stock or $(0.04) per share) for third-quarter 2015, $122 million ($76 million to net income attributable to common stock or $0.07 per share) for third-quarter 2014, $(217) million ($(135) million to net loss attributable to common stock or $(0.13) per share) for the first nine months of 2015 and $130 million ($80 million to net income attributable to common stock or $0.08 per share) for the first nine months of 2014. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page VI.

d.
Includes charges to reduce the carrying value of oil and gas properties pursuant to full cost accounting rules of $3.7 billion ($3.5 billion to net loss attributable to common stock or $3.25 per share) for third-quarter 2015 and $9.4 billion ($7.9 billion to net loss attributable to common stock or $7.48 per share) for the first nine months of 2015. These after-tax impacts include net tax charges of $1.1 billion for third-quarter 2015 and $1.9 billion for the first nine months of 2015 primarily to establish a valuation allowance against United States (U.S.) federal alternative minimum tax credits and foreign tax credits. The third quarter and first nine months of 2014 also includes charges of $308 million ($192 million to net income attributable to common stock of $0.18 per share) to reduce the carrying value of oil and gas properties.

e.
Includes net (charges) credits for adjustments to environmental obligations and related litigation reserves totaling $(28) million ($(18) million to net loss attributable to common stock or $(0.02) per share) for third-quarter 2015, $1 million ($1 million to net income attributable to common stock or less than $0.01 per share) for third-quarter 2014, $(36) million ($(23) million to net loss attributable to common stock or $(0.02) per share) for the first nine months of 2015 and $(68) million ($(67) million to net income attributable to common stock or $(0.06) per share) for the first nine months of 2014.

f.
Includes charges at mining operations for (i) adjustments to copper and molybdenum inventories totaling $91 million ($58 million to net loss attributable to common stock or $0.05 per share) for third-quarter 2015 and $154 million ($99 million to net loss attributable to common stock or $0.09 per share) for the first nine months of 2015 and (ii) impairment and restructuring charges totaling $95 million ($58 million to net loss attributable to common stock or $0.05 per share) for the third quarter and first nine months of 2015.

g.
Includes charges at oil and gas operations for tax assessments related to prior periods at the California properties, idle/terminated rig costs and inventory write-downs totaling $21 million ($13 million to net loss attributable to common stock or $0.01 per share) for third-quarter 2015 and $59 million ($36 million to net loss attributable to common stock or $0.03 per share) for the first nine months of 2015.

h.
Includes net gains on the sales of assets totaling $39 million ($25 million to net loss attributable to common stock or $0.02 per share) for the first nine months of 2015 associated with the sale of FCX's one-third interest in the Luna Energy power facility in New Mexico and $46 million ($31 million to net income attributable to common stock or $0.03 per share) for the third quarter and first nine months of 2014 associated with the sale of a metals injection molding plant.

i.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page VII.

j.
Includes net gains on early extinguishment of debt totaling $58 million ($17 million to net income attributable to common stock or $0.02 per share) in third-quarter 2014 and $63 million ($21 million to net income attributable to common stock or $0.02 per share) for the first nine months of 2014 related to the redemption of senior notes.

k.
The third quarter and first nine months of 2014 include a tax charge of $54 million ($47 million net of noncontrolling interests or $0.04 per share) related to changes in Chilean tax rules. The first nine months of 2014 also includes a tax charge of $62 million ($0.06 per share) associated with deferred taxes recorded in connection with the allocation of goodwill to the sale of Eagle Ford.

l.
The first nine months of 2015 includes a gain of $92 million ($0.09 per share) related to net proceeds received from insurance carriers and other third parties related to the shareholder derivative litigation settlement.

m.
Includes net working capital sources (uses) and changes in other tax payments of $507 million for third-quarter 2015, $78 million for third-quarter 2014, $342 million for the first nine months of 2015 and $(699) million for the first nine months of 2014.

REVISED OPERATING PLANS AND OIL AND GAS REVIEW
During third-quarter 2015, FCX took aggressive actions to enhance the outlook for the generation of cash flow from operations after capital expenditures at low commodity prices, including further reductions in capital spending, production curtailments at certain mining operations and actions to reduce operating, exploration and administrative costs. These actions include:

▪	A 29 percent reduction in estimated 2016 capital expenditures (from $5.6 billion to $4.0 billion), including:

▪	A 25 percent reduction in estimated mining capital expenditures (from $2.7 billion to $2.0 billion)

▪	A 30 percent reduction in estimated oil and gas capital expenditures (from $2.9 billion to $2.0 billion)

▪	Production curtailments at certain North and South America copper mines

▪	Reductions in mining operating costs
FCX continues to review its capital projects and costs to maximize cash flow in a weak market environment and to preserve its resources for improved market conditions. During October 2015, FCX initiated a plan to reduce operating rates at its Sierrita mine in Arizona in response to low copper and molybdenum prices. Initially, the plan involves operating the Sierrita mine at 50 percent of its current operating rate. FCX is also evaluating the economics of a full shutdown. The impact of a 50 percent curtailment is approximately 100 million pounds of copper and 10 million pounds of molybdenum per year. Combined with the previously announced curtailments, the consolidated impact is an aggregate reduction of 250 million pounds of copper and 20 million pounds of molybdenum per year.
As previously announced on October 6, 2015, the FCX Board of Directors is undertaking a strategic review of its oil and gas business (FCX Oil & Gas Inc., or FM O&G) to evaluate alternatives designed to enhance value to FCX shareholders and achieve self funding of the oil and gas business from its cash flows and resources. The previously announced potential initial public offering (IPO) of a minority interest in FCX’s oil and gas business remains an alternative for future consideration, the timing of which is subject to market conditions. Other alternatives currently under consideration include a spinoff of the oil and gas business to FCX shareholders, joint venture arrangements and further spending reductions. FM O&G’s high-quality asset base, substantial underutilized Deepwater Gulf of Mexico (GOM) infrastructure, large inventory of low-risk development opportunities and talented and experienced personnel and management team provide opportunities to generate value.

FCX’s strategy will focus on its global leading position in the copper industry. Near term, this strategy will involve managing its production activities, spending on capital projects and operations, and the administration of its business to enhance cash flows and protect liquidity. While taking prudent near-term steps responsive to the currently weak market conditions, FCX remains confident about the longer term outlook for copper prices based on the global demand and supply fundamentals. A primary objective of FCX's strategy will be a significant reduction over time of FCX’s current debt level. With its established reserves and large-scale current production base, its significant portfolio of undeveloped resources, and its global organization of highly qualified dedicated workers and management, FCX is well positioned to build value for its shareholders.

SUMMARY OPERATING DATA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014[a]	2015	2014a,[b]
Copper (millions of recoverable pounds)
Production	1,003	1,027	2,895	2,906
Sales, excluding purchases	1,001	1,077	2,925	2,916
Average realized price per pound	$2.38	$3.12	$2.54	$3.14
Site production and delivery costs per pound[c]	$1.74	$1.91	$1.84	$1.92
Unit net cash costs per pound[c]	$1.52	$1.34	$1.56	$1.52
Gold (thousands of recoverable ounces)
Production	281	449	907	846
Sales, excluding purchases	294	525	909	871
Average realized price per ounce	$1,117	$1,220	$1,149	$1,251
Molybdenum (millions of recoverable pounds)
Production	23	24	72	73
Sales, excluding purchases	23	22	69	74
Average realized price per pound	$7.91	$14.71	$9.21	$13.01
Oil Equivalents
Sales volumes
MMBOE	13.8	12.5	39.4	44.7
Thousand BOE (MBOE) per day	150	136	144	164
Cash operating margin per BOE[d]
Realized revenues	$43.00	$69.08	$45.57	$75.04
Cash production costs	18.85	20.93	19.42	19.57
Cash operating margin	$24.15	$48.15	$26.15	$55.47

a.
The 2014 periods include the results of the Candelaria and Ojos del Salado mines (Candelaria/Ojos) that were sold in November 2014. Sales volumes from Candelaria/Ojos totaled 62 million pounds of copper and 16 thousand ounces of gold for third-quarter 2014 and 236 million pounds of copper and 59 thousand ounces of gold for the first nine months of 2014.

b.
The first nine months of 2014 include the results of the Eagle Ford properties that were sold in June 2014. Sales volumes from Eagle Ford totaled 8.7 MMBOE (32 MBOE per day) for the first nine months of 2014; excluding Eagle Ford, oil and gas cash production costs were $21.16 per BOE for the first nine months of 2014.

c.
Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines. For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.

d.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts. For reconciliations of realized revenues and cash production costs per BOE to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page X.

Consolidated Sales Volumes
Third-quarter 2015 consolidated copper sales of 1.0 billion pounds were lower than third-quarter 2014 sales of 1.1 billion pounds. The variance to third-quarter 2014 primarily reflects lower volumes from South America as a result of the sale of Candelaria/Ojos in fourth-quarter 2014 and lower volumes at PT Freeport Indonesia (PT-FI) associated with lower ore grades and the impact of El Niño weather conditions, partly offset by higher volumes from North America.
Third-quarter 2015 consolidated gold sales of 294 thousand ounces were lower than third-quarter 2014 sales of 525 thousand ounces, primarily reflecting lower volumes at PT-FI associated with lower ore grades and the impacts of El Niño weather conditions.
Third-quarter 2015 consolidated molybdenum sales of 23 million pounds approximated the third-quarter 2014 sales of 22 million pounds.
Third-quarter 2015 sales from oil and gas operations of 13.8 MMBOE, including 9.3 million barrels (MMBbls) of crude oil, 22.8 billion cubic feet (Bcf) of natural gas and 0.7 MMBbls of natural gas liquids (NGLs), were higher than third-quarter 2014 sales of 12.5 MMBOE, primarily reflecting higher volumes in the GOM, partly offset by lower volumes in California.
Consolidated sales for the year 2015 are expected to approximate 4.1 billion pounds of copper, 1.2 million ounces of gold, 90 million pounds of molybdenum and 52.7 MMBOE, including 1.1 billion pounds of copper, 310 thousand ounces of gold, 21 million pounds of molybdenum and 13.3 MMBOE for fourth-quarter 2015. Projected 2015 sales volumes are approximately 130 million pounds of copper and 90 thousand ounces of gold below the July 2015 estimates reflecting revised operating plans and ongoing El Niño weather conditions in Indonesia. With the completion of the Cerro Verde expansion project and access to higher grade ore at Grasberg in 2016, FCX expects sales volumes to approximate 5.2 billion pounds of copper for the year 2016.
Consolidated Unit Costs
Mining Unit Net Cash Costs. Consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.52 per pound of copper in third-quarter 2015 were higher than unit net cash costs of $1.34 per pound in third-quarter 2014, primarily reflecting lower by-product credits, partly offset by lower site production and delivery costs mostly associated with higher volumes in North America.
Assuming average prices of $1,150 per ounce of gold and $5.50 per pound of molybdenum for fourth-quarter 2015 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for copper mines are expected to average $1.52 per pound of copper for the year 2015. Quarterly unit net cash costs vary with fluctuations in sales volumes and average realized prices (primarily gold and molybdenum prices). The impact of price changes for fourth-quarter 2015 on consolidated unit net cash costs would approximate $0.006 per pound for each $50 per ounce change in the average price of gold and $0.003 per pound for each $2 per pound change in the average price of molybdenum.
Unit net cash costs are expected to decline significantly in 2016, principally reflecting higher anticipated copper and gold volumes. Using the same metals price assumptions and assuming achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for copper mines are expected to average $1.15 per pound of copper for the year 2016.
Oil and Gas Cash Production Costs per BOE. Cash production costs for oil and gas operations of $18.85 per BOE in third-quarter 2015 were lower than cash production costs of $20.93 per BOE in third-quarter 2014, primarily reflecting lower production costs in California related to reductions in well workover expense and steam costs.
Based on current sales volume and cost estimates for fourth-quarter 2015, cash production costs are expected to approximate $19 per BOE for the year 2015.

MINING OPERATIONS
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method. In addition to copper, molybdenum concentrates and silver are also produced by certain of FCX's North America copper mines.

Operating and Development Activities. FCX has significant undeveloped reserves and resources in North America and a portfolio of potential long-term development projects. In the near term, FCX is deferring developing new projects as a result of current market conditions. Future investments will be undertaken based on the results of economic and technical feasibility studies, and market conditions.
The Morenci mill expansion project commenced operations in May 2014 and successfully achieved full rates in second-quarter 2015. The project expanded mill capacity from 50,000 metric tons of ore per day to approximately 115,000 metric tons of ore per day, which results in incremental annual production of approximately 225 million pounds of copper and an improvement in Morenci's cost structure. Morenci's copper production is expected to average 900 million pounds per year over the next five years.
FCX's revised plans for its North America copper mines incorporate reductions in mining rates to reduce operating and capital costs, including the suspension of mining operations at the Miami mine (which produced 33 million pounds of copper for the first nine months of 2015), a 50 percent reduction in mining rates at the Tyrone mine (which produced 65 million pounds of copper for the first nine months of 2015), a 50 percent reduction in operating rates at the Sierrita mine (which produced 140 million pounds of copper and 17 million pounds of molybdenum for the first nine months of 2015) as well as adjustments to mining rates at other North America mines. The revised plans at each of the operations incorporate the impacts of lower energy, acid and other consumables, reduced labor costs and a significant reduction in capital spending plans. These plans will continue to be reviewed and additional adjustments may be made as market conditions warrant.
Operating Data. Following is a summary of consolidated operating data for the North America copper mines for the third quarters and first nine months of 2015 and 2014:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Copper (millions of recoverable pounds)
Production	499	423	1,420	1,203
Sales	483	436	1,441	1,230
Average realized price per pound	$2.42	$3.17	$2.59	$3.19

Molybdenum (millions of recoverable pounds)
Production[a]	9	8	28	25

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.68	$1.83	$1.76	$1.86
By-product credits	(0.12)	(0.26)	(0.15)	(0.25)
Treatment charges	0.12	0.11	0.12	0.11
Unit net cash costs	$1.68	$1.68	$1.73	$1.72

a.	Refer to summary operating data on page 4 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the North America copper mines.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.

North America's consolidated copper sales volumes of 483 million pounds in third-quarter 2015 were higher than third-quarter 2014 sales of 436 million pounds, primarily reflecting higher milling rates and ore grades at Morenci and Chino, and higher ore grades at Safford. North America copper sales are estimated to approximate 1.95 billion pounds for the year 2015, compared with 1.66 billion pounds in 2014.
Average unit net cash costs (net of by-product credits) for the North America copper mines were $1.68 per pound of copper in both the third quarters of 2015 and 2014, with favorable impacts from higher volumes offset by lower by-product credits. Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $1.70 per pound of copper for the year 2015, based on current sales volume and cost estimates and assuming an average molybdenum price of $5.50 per pound for fourth-quarter 2015. North America's average unit net cash costs for fourth-quarter 2015 would change by approximately $0.004 per pound for each $2 per pound change in the average price of molybdenum.

South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56 percent interest) and El Abra in Chile (in which FCX owns a 51 percent interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrates and silver.
Operating and Development Activities. The Cerro Verde expansion project commenced operations in September 2015 and is expected to reach full rates by early 2016. This expansion will enable Cerro Verde to contribute significant cash flows in coming years from its large-scale, long-lived and cost-efficient operation. The project expands the concentrator facilities from 120,000 metric tons of ore per day to 360,000 metric tons of ore per day and provides incremental annual production of approximately 600 million pounds of copper and 15 million pounds of molybdenum beginning in 2016.
During third-quarter 2015, FCX revised plans for its South America copper mines, principally to reflect adjustments to the mine plan at El Abra (which produced 251 million pounds of copper for the first nine months of 2015) to reduce mining and stacking rates by approximately 50 percent to achieve lower operating and labor costs, defer capital expenditures and extend the life of the existing operations.
Operating Data. Following is a summary of consolidated operating data for the South America mining operations for the third quarters and first nine months of 2015 and 2014:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014[a]	2015	2014[a]
Copper (millions of recoverable pounds)
Production	204	284	585	898
Sales	207	271	585	888
Average realized price per pound	$2.37	$3.10	$2.52	$3.12

Gold (thousands of recoverable ounces)
Production	—	20	—	62
Sales	—	16	—	59
Average realized price per ounce	$—	$1,234	$—	$1,280

Molybdenum (millions of recoverable pounds)
Production[b]	1	3	5	8

Unit net cash costs per pound of copper[c]
Site production and delivery, excluding adjustments	$1.54	$1.67	$1.68	$1.61
By-product credits	(0.04)	(0.23)	(0.05)	(0.24)
Treatment charges	0.18	0.16	0.17	0.17
Unit net cash costs	$1.68	$1.60	$1.80	$1.54

a.
The 2014 periods include the results of Candelaria/Ojos that were sold in November 2014. Candelaria/Ojos had sales volumes totaling 62 million pounds of copper and 16 thousand ounces of gold for third-quarter 2014 and 236 million pounds of copper and 59 thousand ounces of gold for the first nine months of 2014. Excluding Candelaria/Ojos, South America mining's unit net cash costs averaged $1.54 per pound of copper for third-quarter 2014 and $1.52 per pound of copper for the first nine months of 2014.

b.	Refer to summary operating data on page 4 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at Cerro Verde.

c.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.

South America's consolidated copper sales volumes of 207 million pounds in third-quarter 2015 were lower than third-quarter 2014 sales of 271 million pounds, primarily reflecting the sale of Candelaria/Ojos. Sales from South America mining are expected to approximate 885 million pounds of copper for the year 2015, compared with 1.14 billion pounds of copper in 2014 (which included 268 million pounds from Candelaria/Ojos).
Average unit net cash costs (net of by-product credits) for South America mining of $1.68 per pound of copper in third-quarter 2015 were higher than unit net cash costs of $1.60 per pound in third-quarter 2014, primarily reflecting lower by-product credits as a result of the sale of Candelaria/Ojos in fourth-quarter 2014. Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $1.73 per pound of copper for the year 2015, based on current sales volume and cost estimates and assuming average prices of $5.50 per pound of molybdenum for fourth-quarter 2015.

Indonesia Mining. Through its 90.64 percent owned and consolidated subsidiary PT-FI, FCX's assets include one of the world's largest copper and gold deposits at the Grasberg minerals district in Papua, Indonesia. PT-FI operates a proportionately consolidated joint venture, which produces copper concentrates that contain significant quantities of gold and silver.
Regulatory Matters. PT-FI has advanced discussions with the Indonesian government regarding its Contract of Work (COW) and long-term operating rights. The Indonesian government is currently developing economic stimulus measures, which include revisions to mining regulations, to promote economic and employment growth. In consideration of PT-FI’s major investments, and prior and ongoing commitments to increase benefits to Indonesia, including previously agreed higher royalties, domestic processing, divestment and local content, the Indonesian government provided a letter of assurance to PT-FI in October 2015 indicating that it will approve the extension of operations beyond 2021, and provide the same rights and the same level of legal and fiscal certainty provided under its current COW.
PT-FI is advancing plans for the construction of new smelter capacity in parallel with completing negotiations on its COW and long-term operating rights. PT-FI has identified potential sites and is developing plans for the construction of additional smelter capacity. FCX is engaged in discussions with potential partners for the project.
As previously reported and upon completion of its amended COW, FCX and PT-FI have agreed to a divestment to the Indonesian government and/or Indonesian nationals of up to a 30 percent interest (an additional 20.64 percent) in PT-FI at fair market value.
Operating and Development Activities. PT-FI's revised plans incorporate improved operational efficiencies, reductions in input costs, supplies and contractor costs, foreign exchange impacts and a deferral of 15 percent of capital expenditures in 2016.
PT-FI has several projects in progress in the Grasberg minerals district related to the development of its large-scale, long-lived, high-grade underground ore bodies. In aggregate, these underground ore bodies are expected to produce large-scale quantities of copper and gold following the transition from the Grasberg open pit, currently anticipated to occur in late 2017. Development of the Grasberg Block Cave and Deep Mill Level Zone (DMLZ) underground mines is advancing. Production from the DMLZ commenced during September 2015, and the Grasberg Block Cave mine is anticipated to commence production in 2018.
Over the period from 2016 to 2019, estimated aggregate capital spending on these projects is currently expected to average $1.0 billion per year ($0.8 billion per year net to PT-FI). Considering the long-term nature and size of these projects, actual costs could vary from these estimates. In response to recent market conditions and the uncertain global economic environment, the timing of these expenditures is being evaluated.

Operating Data. Following is a summary of consolidated operating data for the Indonesia mining operations for the third quarters and first nine months of 2015 and 2014:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Copper (millions of recoverable pounds)
Production	192	203	551	465
Sales	198	258	549	484
Average realized price per pound	$2.35	$3.05	$2.45	$3.09

Gold (thousands of recoverable ounces)
Production	272	426	887	776
Sales	285	505	891	802
Average realized price per ounce	$1,117	$1,219	$1,149	$1,248

Unit net cash costs per pound of copper[a]
Site production and delivery, excluding adjustments	$2.16	$2.42	$2.39	$2.90	[b]
Gold and silver credits	(1.59)	(2.44)	(1.93)	(2.16)
Treatment charges	0.31	0.25	0.31	0.25
Export duties	0.17	0.16	0.16	0.09
Royalty on metals[c]	0.13	0.21	0.16	0.16
Unit net cash costs	$1.18	$0.60	$1.09	$1.24

a.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.

b.	The first nine months of 2014 excludes fixed costs totaling $0.30 per pound of copper charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates.

c.
Includes increased royalty rates of $0.06 per pound for both the third quarter and first nine months of 2015, $0.08 per pound in third-quarter 2014 and $0.04 per pound for the first nine months of 2014.

Indonesia's third-quarter 2015 sales of 198 million pounds of copper and 285 thousand ounces of gold were lower than third-quarter 2014 sales of 258 million pounds of copper and 505 thousand ounces of gold, primarily reflecting lower ore grades and El Niño weather conditions, as well as timing of shipments in third-quarter 2014 related to the lifting of export restrictions in late July 2014. As a result of mill process water limitations because of continuing El Niño weather conditions and mill maintenance activities, PT-FI has adjusted its forecast to anticipate an approximate 15 percent reduction in fourth-quarter 2015 mill rates from the previous plan. The resulting impact of these factors is a deferral of 70 million pounds of copper and 70 thousand ounces of gold from fourth-quarter 2015 to future periods. In addition, lower than forecasted mining rates in the second half of 2015 are expected to result in a deferral of high-grade ore to future periods.
PT-FI expects ore grades to improve significantly in 2016 and 2017 with access to higher grade sections of the Grasberg open pit, resulting in higher production and lower unit net cash costs.
At the Grasberg mine, the sequencing of mining areas with varying ore grades causes fluctuations in quarterly and annual production of copper and gold. Sales from Indonesia mining are expected to approximate 760 million pounds of copper and 1.2 million ounces of gold for the year 2015, compared with 664 million pounds of copper and 1.2 million ounces of gold for the year 2014.
A significant portion of PT-FI's costs are fixed and unit costs vary depending on production volumes. Indonesia's unit net cash costs (including gold and silver credits) of $1.18 per pound of copper in third-quarter 2015 were higher than unit net cash costs of $0.60 per pound in third-quarter 2014, primarily reflecting lower volumes and lower gold and silver credits.
Unit net cash costs (net of gold and silver credits) for Indonesia mining are expected to approximate $1.06 per pound of copper for the year 2015, based on current sales volume and cost estimates, and assuming an average gold price of $1,150 per ounce for fourth-quarter 2015. Indonesia mining's projected unit net cash costs would change by approximately $0.03 per pound for each $50 per ounce change in the average price of gold for fourth-quarter 2015. Because of the fixed nature of a large portion of Indonesia's costs, unit costs vary from quarter to quarter depending on copper and gold volumes.
PT-FI is progressing negotiations with union officials to complete its biennial labor agreement for the two-year period beginning September 30, 2015.
Africa Mining. Through its 56 percent owned and consolidated subsidiary Tenke Fungurume Mining S.A. (TFM), FCX operates in the Tenke minerals district in the Katanga province of the Democratic Republic of Congo (DRC). In addition to copper, the Tenke mine produces cobalt hydroxide.
Operating and Development Activities. TFM completed its second phase expansion project in early 2013, which included increasing mine, mill and processing capacity. Construction of a second sulphuric acid plant is under way, with completion expected in the first half of 2016. FCX continues to engage in exploration activities and metallurgical testing to evaluate the potential of the highly prospective minerals district at Tenke. Future development and expansion opportunities are being deferred pending improved market conditions.
During third-quarter 2015, FCX revised plans at Tenke to incorporate a 50 percent reduction in capital spending for 2016 and various initiatives to reduce operating, administrative and exploration costs.
Operating Data. Following is a summary of consolidated operating data for the Africa mining operations for the third quarters and first nine months of 2015 and 2014:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Copper (millions of recoverable pounds)
Production	108	117	339	340
Sales	113	112	350	314
Average realized price per pound[a]	$2.32	$3.11	$2.52	$3.09

Cobalt (millions of contained pounds)
Production	9	8	25	22
Sales	10	8	26	23
Average realized price per pound	$8.96	$9.99	$9.04	$9.68

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.63	$1.61	$1.58	$1.51
Cobalt credits[c]	(0.53)	(0.58)	(0.47)	(0.51)
Royalty on metals	0.05	0.07	0.06	0.07
Unit net cash costs	$1.15	$1.10	$1.17	$1.07

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.

c.	Net of cobalt downstream processing and freight costs.

TFM's copper sales of 113 million pounds in third-quarter 2015 approximated third-quarter 2014 copper sales of 112 million pounds. TFM's sales are expected to approximate 465 million pounds of copper and 35 million pounds of cobalt for the year 2015, compared with 425 million pounds of copper and 30 million pounds of cobalt for the year 2014.
Africa mining's unit net cash costs (net of cobalt credits) of $1.15 per pound of copper in third-quarter 2015 were higher than unit net cash costs of $1.10 per pound of copper in third-quarter 2014, primarily reflecting lower cobalt credits associated with lower cobalt prices. Unit net cash costs (net of cobalt credits) for Africa mining are expected to approximate $1.16 per pound of copper for the year 2015, based on current sales volume and cost estimates and assuming an average cobalt price of $13 per pound for fourth-quarter 2015. Africa mining's projected unit net cash costs would change by approximately $0.025 per pound for each $2 per pound change in the average price of cobalt for fourth-quarter 2015.

Molybdenum Mines. FCX has two wholly owned molybdenum mines in North America - the Henderson underground mine and the Climax open-pit mine, both in Colorado. The Henderson and Climax mines produce high-purity, chemical-grade molybdenum concentrates, which are typically further processed into value-added molybdenum chemical products. The majority of molybdenum concentrates produced at the Henderson and Climax mines, as well as from FCX's North and South America copper mines, are processed at FCX's conversion facilities.
Operating and Development Activities. FCX's revised plans for its Henderson molybdenum mine incorporate lower operating rates, resulting in a 35 percent reduction in Henderson's annual production volumes. FCX is also continuing to review its molybdenum production plans at its by-product mines and has announced plans to reduce production at its Sierrita mine. FCX is engaged in discussions with its customers to incorporate potential changes in the pricing structure for its chemicals products to ensure continuation of chemical-grade production.
Production from the Molybdenum mines totaled 13 million pounds of molybdenum for both third-quarter 2015 and 2014, 39 million pounds in the first nine months of 2015 and 40 million pounds in the first nine months of 2014. Refer to summary operating data on page 4 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the Molybdenum mines, and from FCX's North and South America copper mines.
Average unit net cash costs for the Molybdenum mines of $6.93 per pound of molybdenum in third-quarter 2015 were lower than average unit net cash costs of $7.12 per pound in third-quarter 2014, primarily reflecting lower supply costs. Based on current sales volume and cost estimates, unit net cash costs for the Molybdenum mines are expected to average approximately $7.50 per pound of molybdenum for the year 2015.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.

Mining Exploration Activities.     FCX's mining exploration activities are generally near its existing mines with a focus on opportunities to expand reserves and resources to support development of additional future production capacity in the large minerals districts where it currently operates. Exploration results continue to indicate opportunities for significant future potential reserve additions in North and South America, and in the Tenke minerals district. The drilling data in North America also indicates the potential for significantly expanded sulfide production. Drilling results and exploration modeling provide a long-term pipeline for future growth in reserves and production capacity in established minerals districts. Exploration spending has been reduced in recent years from historical levels as a result of market conditions and is expected to approximate $105 million for the year 2015, compared to $96 million in 2014. FCX's revised plans also include a further reduction in its 2016 minerals exploration costs to approximately $50 million.

OIL AND GAS OPERATIONS
Through its wholly owned oil and gas subsidiary, FM O&G, FCX's portfolio of oil and gas assets includes significant oil production facilities and growth potential in the Deepwater GOM, established oil production facilities onshore and offshore California, large onshore natural gas resources in the Haynesville shale play in Louisiana, natural gas production from the Madden area in Central Wyoming, and a position in the Inboard Lower Tertiary/Cretaceous natural gas trend onshore in South Louisiana. For the first nine months of 2015, 87 percent of FCX's oil and gas revenues, excluding the impact of derivative contracts, were from oil and NGLs.
During third-quarter 2015, FCX also announced the deferral of investments in several long-term projects in its oil and gas business, which will result in a reduction of $0.9 billion in projected capital expenditures for each of the years 2016 and 2017. Additionally, FM O&G revised its estimate of the start-up of initial tieback production in the Horn Mountain area to 2016, which will allow FM O&G to continue to grow production and enhance cash flow in a weak oil and gas price environment. The revised plans, together with initiatives to obtain third-party financing, the potential IPO or other alternatives, will be pursued as required to fund oil and gas capital spending for 2016 and subsequent years.
Impairment of Oil and Gas Properties. FM O&G follows the full cost method of accounting whereby all costs associated with oil and gas property acquisition, exploration and development activities are capitalized and amortized to expense under the unit-of-production method on a country-by-country basis using estimates of proved oil and natural gas reserves relating to each country where such activities are conducted. The costs of unproved oil and gas properties are excluded from amortization until the properties are evaluated.
Under the full cost accounting rules, a "ceiling test" is conducted each quarter to review the carrying value of the oil and gas properties for impairment. The SEC requires the twelve-month average of the first-day-of-the-

month historical reference oil price be used in determining the ceiling test limitation. Using West Texas Intermediate (WTI) as the reference oil price, the average price was $59.21 per barrel at September 30, 2015, compared with $71.68 per barrel at June 30, 2015. At September 30, 2015, net capitalized costs with respect to FM O&G's proved U.S. oil and gas properties exceeded the ceiling test limitation specified by the SEC's full cost accounting rules, which resulted in the recognition of a third-quarter 2015 impairment charge totaling $3.5 billion. If the twelve-month historical average price remains below the September 30, 2015, twelve-month average of $59.21 per barrel, the ceiling test limitation will decrease, resulting in potentially significant additional ceiling test impairments of FCX's oil and gas properties. The WTI spot oil price was $45.20 per barrel at October 21, 2015.
FM O&G periodically (and at least annually) assesses the carrying value of its unevaluated properties to determine whether impairment has occurred. Following a review of the carrying values of unevaluated properties during third-quarter 2015, FM O&G determined that the carrying value of its unevaluated properties in the onshore California area were impaired primarily resulting from declines in oil prices. As a result, FM O&G transferred $837 million of costs to the full cost pool, which were included in the September 30, 2015, ceiling test discussed above.
In addition to a decline in the trailing twelve-month average oil and gas prices, other factors that could result in future impairment of FCX's oil and gas properties include costs transferred from unevaluated properties to the full cost pool without corresponding proved oil and natural gas reserve additions, negative reserve revisions and increased future development or production costs. At September 30, 2015, there was $7.6 billion in carrying costs for unevaluated properties. As activities on these properties are completed, costs are transferred to the full cost pool. If these activities do not result in additions to discounted future net cash flows from proved oil and natural gas reserves at least equal to the related costs transferred (net of related tax effects), additional ceiling test impairments may occur.
FM O&G has a farm-in arrangement to earn interests in exploration blocks located in the Mazagan permit area offshore Morocco. The exploration area covers 2.2 million gross acres in water depths of 4,500 to 9,900 feet. In August 2015, drilling of the MZ-1 well associated with the Ouanoukrim prospect was completed to its targeted depth below 20,000 feet to evaluate the primary objectives, which did not contain hydrocarbons. During third-quarter 2015, costs associated with the well were transferred to the Moroccan full cost pool. As FM O&G does not have proved reserves or production in Morocco, an impairment charge of $0.2 billion was recorded in third-quarter 2015.
Financial and Operating Data. Following is a summary of financial and operating data for the U.S. oil and gas operations for the third quarters and first nine months of 2015 and 2014:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014[a]
Financial Summary (in millions)
Realized revenues[b]	$593	$867	$1,796	$3,355
Less: cash production costs[b]	260	263	765	875
Cash operating margin	$333	$604	$1,031	$2,480
Capital expenditures[c]	$635	$908	$2,430	$2,392
Sales Volumes
Oil (MMBbls)	9.3	8.6	26.3	32.1
Natural gas (Bcf)	22.8	20.2	68.1	59.9
NGLs (MMBbls)	0.7	0.6	1.8	2.7
MMBOE	13.8	12.5	39.4	44.7
Average Realized Prices[b]
Oil (per barrel)	$55.88	$88.58	$59.92	$93.00
Natural gas (per million British thermal units, or MMBtu)	$2.72	$4.02	$2.74	$4.37
NGLs (per barrel)	$16.68	$39.69	$19.78	$41.77
Cash Operating Margin per BOE[b]
Realized revenues	$43.00	$69.08	$45.57	$75.04
Less: cash production costs	18.85	20.93	19.42	19.57
Cash operating margin	$24.15	$48.15	$26.15	$55.47

a.
Include results from the Eagle Ford field through June 19, 2014. Eagle Ford had sales volumes totaling 8.7 MMBOE for the first nine months of 2014; excluding Eagle Ford, oil and gas cash production costs were $21.16 per BOE for the first nine months of 2014.

b.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts. For reconciliations of realized revenues (including average realized prices for oil, natural gas and NGLs) and cash production costs to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page X.

c.
Excludes international oil and gas capital expenditures primarily related to Morocco of $37 million for third-quarter 2015, $81 million for the first nine months of 2015 and 7 million for both the third quarter and first nine months of 2014.

In third-quarter 2015, FM O&G's average realized price for crude oil was $55.88 per barrel, including $11.03 per barrel of realized cash gains on derivative contracts. Excluding the impact of derivative contracts, the third-quarter 2015 average realized price for crude oil was $44.85 per barrel (87 percent of the average Brent crude oil price of $51.31 per barrel).
FM O&G has derivative contracts that provide price protection averaging between approximately $70 and $90 per barrel of Brent crude oil for approximately 85 percent of estimated 2015 oil production. Assuming an average price of $50 per barrel for Brent crude oil, FCX would receive a benefit of $20 per barrel on remaining fourth-quarter 2015 derivative contract volumes of 7.7 million barrels, before taking into account weighted-average premiums of $6.89 per barrel.
In third-quarter 2015, FM O&G's average realized price for natural gas was $2.72 per MMBtu, compared to the New York Mercantile Exchange natural gas price average of $2.77 per MMBtu for the July through September 2015 contracts.
Realized revenues for oil and gas operations of $43.00 per BOE in third-quarter 2015 were lower than realized revenues of $69.08 per BOE in third-quarter 2014, primarily reflecting lower oil prices, partially offset by the impact of higher cash gains on derivative contracts (cash gains were $103 million or $7.44 per BOE in third-quarter 2015, compared with losses of $58 million or $4.62 per BOE in third-quarter 2014).
Cash production costs for oil and gas operations of $18.85 per BOE in third-quarter 2015 were lower than cash production costs of $20.93 per BOE in third-quarter 2014, primarily reflecting lower production costs in California related to reductions in well workover expense and steam costs.
Following is a summary of average oil and gas sales volumes per day by region for the third quarters and first nine months of 2015 and 2014:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
Sales Volumes (MBOE per day)	2015	2014		2015	2014
GOM[a]	91	75		82	74
California	35	39		37	39
Haynesville/Madden/Other	24	22	[b]	25	19	[b]
Eagle Ford[c]	—	—		—	32
Total oil and gas operations	150	136		144	164

a.	Includes sales from properties on the GOM Shelf and in the Deepwater GOM; the 2015 periods also include sales from properties in the Inboard Lower Tertiary/Cretaceous natural gas trend.

b.	Results include volume adjustments related to Eagle Ford's pre-close sales.

c.	FM O&G completed the sale of Eagle Ford in June 2014.
Daily sales volumes averaged 150 MBOE for third-quarter 2015, including 101 thousand barrels (MBbls) of crude oil, 248 million cubic feet (MMcf) of natural gas and 8 MBbls of NGLs. Oil and gas sales volumes are expected to average 144 MBOE per day for the year 2015, comprised of 67 percent oil, 28 percent natural gas and 5 percent NGLs.
Based on current sales volume and cost estimates, cash production costs are expected to approximate $19 per BOE for the year 2015.

Oil and Gas Exploration, Operating and Development Activities. FCX's oil and gas business has significant proved, probable and possible reserves, a broad range of development opportunities and high-potential exploration prospects. The business is managed to reinvest its cash flows in projects with attractive rates of return and risk profiles. Following the sharp decline in oil prices in late 2014, FCX has taken steps to significantly reduce capital spending plans and is evaluating opportunities for funding capital expenditures for its oil and gas business, including the potential IPO for a minority interest in Freeport-McMoRan Oil & Gas Inc. and other funding alternatives.
During third-quarter 2015, FM O&G continued its successful strategy to focus on its high-return, low-risk tieback projects using its existing Deepwater GOM infrastructure (total processing capacity of approximately 250 MBbls of oil per day) and large Deepwater GOM project inventory (over 150 undeveloped locations). FM O&G achieved several important accomplishments, principally in its Deepwater GOM focus areas, that are expected to contribute to future growth. Positive drilling results were achieved at two wells in the King area and at the Horn Mountain Deep well. Since commencing development activities in 2014 at its three 100-percent-owned production platforms in the Deepwater GOM, FM O&G has drilled 13 wells in producing fields with positive results. Three of these wells have been brought on production, and FM O&G plans to complete and place the remaining wells on production in late 2015, 2016 and 2017. FCX will continue to assess opportunities to partner with strategic investors potentially interested in investing capital with FCX in the development of its oil and gas properties. FM O&G has a broad set of assets with valuable infrastructure and associated resources with attractive long-term production and development potential.
U.S. Oil and Gas Capital Expenditures. Capital expenditures for U.S. oil and gas operations totaled $0.6 billion for third-quarter 2015, primarily associated with Deepwater GOM and $2.4 billion (including $1.8 billion incurred for Deepwater GOM and $0.2 billion for the Inboard Lower Tertiary/Cretaceous natural gas trend) for the first nine months of 2015.
Capital expenditures for oil and gas operations are estimated to total $2.8 billion for the year 2015, with approximately 80 percent of the 2015 capital budget expected to be directed to the highest potential return focus areas in the GOM.
Deepwater GOM.  The drilling and evaluation of multiple development and exploration opportunities in the Deepwater GOM is in progress. These prospects benefit from tieback opportunities to significant available production capacity at the FM O&G operated large-scale Holstein, Marlin and Horn Mountain deepwater production platforms. In addition, FM O&G has interests in the Lucius and Heidelberg oil fields and in the Atwater Valley focus area, as well as interests in the Ram Powell and Hoover deepwater production platforms.
During third-quarter 2015, field development continued at Heidelberg in the Green Canyon focus area. Installation of topside equipment and development well completion activities are currently underway. First production is anticipated in mid-2016. FM O&G has a 12.5 percent working interest in Heidelberg, which is a large, high-quality oil development project located in 5,300 feet of water.
At Holstein Deep, completion activities for the initial three-well subsea tieback development program are progressing on schedule, with first production expected by mid-2016. In aggregate, the three wells are estimated to commence production at approximately 24 MBOE per day. Successful results from the initial three-well drilling program established opportunities for additional wells, and a fourth well is being planned as part of the second phase of the Holstein Deep program. The Holstein Deep development is located in Green Canyon Block 643, west of the 100-percent owned Holstein platform in 3,890 feet of water, with production facilities capable of processing 113 MBbls of oil per day.
FM O&G’s 100-percent-owned Marlin Hub is located in the Mississippi Canyon focus area and has production facilities capable of processing 60 MBbls of oil per day. Several tieback opportunities have been identified, including the 100-percent-owned Dorado and King development projects. Future wells can be brought on-line using existing infrastructure with the potential to utilize subsea enhancement technologies that could increase total recovery efficiencies.
The initial FM O&G-drilled Dorado well was placed in production in March 2015 after a successful production test with gross volumes in excess of 8 MBOE per day and continues to produce at strong rates. Drilling operations for the second and third wells, which are targeting similar undrained fault blocks and updip resource potential south of the Marlin facility, are expected to begin in late 2015/early 2016. The Dorado development is located on Viosca Knoll Block 915 in 3,860 feet of water.
During third-quarter 2015, FM O&G drilled its second successful development well, D-13, at the King field, which is located in Mississippi Canyon south of the Marlin facility in 5,200 feet of water. During October 2015, the third King well, D-9, was drilled to a total depth of 13,110 feet. Logging tools indicated that the well encountered a total true vertical depth pay count of approximately 288 net feet of Miocene oil pay with excellent reservoir characteristics, including 148 net feet in the primary objective and 140 feet in the secondary objective. FM O&G plans to develop the primary objective in the D-9 well and a fourth well, D-11, is being planned to develop a take point in the secondary objective.
FM O&G’s 100-percent-owned Horn Mountain field is also located in the Mississippi Canyon focus area and has production facilities capable of processing 75 MBbls of oil per day. To enhance recovery of remaining oil in place, future development plans will target subsea tieback from multiple stacked sands in the area. As previously reported, the Horn Mountain Deep well was drilled to a total depth of 16,925 feet in September 2015 and successfully logged 142 net feet of Middle Miocene oil pay with excellent reservoir characteristics. In addition, these results indicate the presence of sand sections deeper than known pay sections in the field. Initial production from this discovery, which will be tied back to existing facilities, is expected in the first half of 2017.
The positive results at Horn Mountain Deep and FM O&G's geophysical data support the existence of prolific Middle Miocene reservoir potential for several additional opportunities in the area, including the 100-percent-owned Sugar, Rose, Fiesta, Platinum and Peach prospects. FM O&G controls rights to over 55,000 acres associated with these prospects.
The success at Horn Mountain Deep follows the positive drilling results previously announced from the three wells drilled in the Horn Mountain area, including the Quebec/Victory, Kilo/Oscar and Horn Mountain Updip tieback prospects.
FM O&G has an 18.67 percent working interest in the Vito oil discovery and a significant lease position in the Atwater Valley focus area. Vito is a large, deep subsalt Miocene oil discovery made in 2009, located in approximately 4,000 feet of water. Exploration and delineation drilling in recent years confirmed a significant resource in high-quality, subsalt Miocene sands. The operator is evaluating development options.
Success at the Power Nap exploration well and appraisal sidetracks, which are located in close proximity to Vito, produced positive results in the first half of 2015, and the operator is assessing development options. FM O&G owns a 50 percent working interest in the Power Nap prospect.
In September 2015, the operator completed its assessment of the Deep Sleep exploration well. No proved reserves were identified, and the well was plugged and abandoned.
Inboard Lower Tertiary/Cretaceous. FM O&G has a position in the Inboard Lower Tertiary/Cretaceous natural gas trend, located onshore in South Louisiana.
In September 2015, workover operations were completed on the Highlander well, and production was re-established. Recent gross rates from the well, which are restricted because of limited production facilities, approximated 25 MMcf per day (approximately 12 MMcf per day net to FM O&G). Production testing in February 2015 indicated a flow rate of 75 MMcf per day (approximately 37 MMcf per day net to FM O&G).
FM O&G expects to complete the installation of additional processing facilities to accommodate higher flow rates from the Highlander well by year-end 2015. A second well location has been identified, and future plans are being considered. FM O&G is the operator and has a 72 percent working interest and an approximate 49 percent net revenue interest in Highlander. FM O&G has identified multiple additional locations on the Highlander structure, which is located onshore in South Louisiana where FM O&G controls rights to more than 50,000 gross acres.
California.  Sales volumes from California averaged 35 MBOE per day for third-quarter 2015, compared with 39 MBOE per day for third-quarter 2014. FM O&G’s position in California is located onshore in the San Joaquin Valley and Los Angeles Basin, and offshore in the Point Arguello and Point Pedernales fields. Since second-quarter 2015, production from Point Arguello platforms has been shut in following the shutdown of a third-party operated pipeline system that transports oil to various California refineries.
Haynesville. FM O&G has rights to a substantial natural gas resource, located in the Haynesville shale play in North Louisiana. Drilling activities remain constrained in response to low natural gas prices in order to maximize near-term cash flows and to preserve the resource for potentially higher future natural gas prices.
CASH FLOWS, CASH, DEBT and EQUITY TRANSACTIONS
Operating Cash Flows. FCX generated operating cash flows of $822 million (including $507 million in working capital sources and changes in other tax payments) for third-quarter 2015 and $2.6 billion (including $342 million in working capital sources and changes in other tax payments) for the first nine months of 2015.
Based on current sales volume and cost estimates and assuming average prices of $2.40 per pound of copper, $1,150 per ounce of gold, $5.50 per pound of molybdenum and $50 per barrel of Brent crude oil for fourth-quarter 2015, FCX's consolidated operating cash flows are estimated to approximate $3.3 billion for the year 2015.

The impact of price changes for fourth-quarter 2015 on operating cash flows would approximate $110 million for each $0.10 per pound change in the average price of copper, $15 million for each $50 per ounce change in the average price of gold, $20 million for each $2 per pound change in the average price of molybdenum and $30 million for each $5 per barrel change in the average Brent crude oil price.
Based on projected 2016 sales volumes of 5.2 billion pounds of copper, 1.9 million ounces of gold, 75 million pounds of molybdenum and 58.9 MMBOE and using similar price assumptions and the recent 2016 future price of $54 per barrel of Brent crude oil, FCX's consolidated operating cash flows are estimated to approximate $6.8 billion for the year 2016, providing cash flow for required capital investments, dividends and repayment of debt. The impact of price changes on operating cash flows for the year 2016 would approximate $350 million for each $0.10 per pound change in the average price of copper, $50 million for each $50 per ounce change in the average price of gold, $60 million for each $2 per pound change in the average price of molybdenum and $130 million for each $5 per barrel change in the average Brent crude oil price.
Capital Expenditures. Capital expenditures totaled $1.5 billion for third-quarter 2015 (including $0.6 billion for major projects at mining operations and $0.7 billion for oil and gas operations) and $5.1 billion for the first nine months of 2015 (including $1.8 billion for major projects at mining operations and $2.5 billion for oil and gas operations).
Capital expenditures are currently expected to approximate $6.3 billion for the year 2015, including $2.5 billion for major projects at mining operations (primarily for the Cerro Verde expansion and underground development activities at Grasberg) and $2.8 billion for oil and gas operations. FCX plans to fund its capital expenditures with operating cash flows, borrowings under the FCX and Cerro Verde credit facilities and proceeds from FCX's at-the-market (ATM) equity programs. FCX is also evaluating opportunities for funding capital expenditures for its oil and gas business.
FCX has made substantial progress toward the completion of its major mining development projects, which are expected to result in increased near-term production, lower unit costs, declining capital expenditures and growth in free cash flow over the next several quarters. In addition, positive oil and gas drilling and development activities are expected to result in a growing oil production profile. Capital expenditures for 2016 are expected to approximate $4.0 billion, including $1.4 billion for major projects at mining operations (primarily for underground development activities at Grasberg and completion of the Cerro Verde expansion) and $2.0 billion for oil and gas operations.
Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests' share, taxes and other costs at September 30, 2015 (in millions):

Cash at domestic companies	$11
Cash at international operations	327
Total consolidated cash and cash equivalents	338
Less: noncontrolling interests' share	(82)
Cash, net of noncontrolling interests' share	256
Less: withholding taxes and other	(13)
Net cash available	$243

Debt. FCX remains focused on maintaining a strong balance sheet and on continuing to manage costs, capital spending plans and other actions as required to maintain financial strength. FCX has a broad set of natural resource assets that provide many alternatives for future actions to enhance its financial flexibility. Following is a summary of total debt and the related weighted-average interest rates at September 30, 2015 (in billions, except percentages):

			Weighted-
			Average
			Interest Rate
FCX Senior Notes	$11.9		3.8%
FCX Term Loan	3.0		1.9%
FM O&G Senior Notes	2.5		6.6%
Cerro Verde Credit Facility	1.5	[a]	2.6%
FCX Revolving Credit Facility	0.5	[b]	1.9%
Other FCX debt	1.3	[c]	3.2%
	$20.7		3.7%

a.
As of September 30, 2015, Cerro Verde had no letters of credit issued and availability of $0.3 billion under its $1.8 billion credit facility to fund a portion of its expansion project and for its general corporate purposes.

b.	As of September 30, 2015, FCX has $42 million in letters of credit issued and availability of $3.5 billion under its $4.0 billion revolving credit facility.

c.
Includes FCX's uncommitted and short-term lines of credit, which had outstanding borrowings totaling $235 million as of September 30, 2015, and Cerro Verde's uncommitted and short-term lines of credit, which had outstanding borrowings totaling $381 million as of September 30, 2015.

Financial Ratio Covenants. FCX's revolving credit facility and term loan contain financial ratio covenants governing maximum total leverage and minimum interest coverage, which limits FCX's ability to incur additional debt. FCX is taking steps to enhance its financial position in response to recent declines in commodity prices. Further actions are being considered, such as additional equity capital or other transactions, including opportunities to partner with strategic investors potentially interested in investing capital in the development of FCX's oil and gas and mining properties. FCX may also be required to seek an amendment to the covenants in its revolving credit facility and term loan.
Equity Transactions. During third-quarter 2015, FCX sold 97.5 million shares of common stock under its ATM equity programs, which generated gross proceeds of $1.0 billion. From October 1, 2015, to October 21, 2015, FCX sold an additional 17.3 million shares of its common stock, generating gross proceeds of $0.2 billion. In total $1.2 billion of gross proceeds have been raised under FCX's $2 billion of ATM equity programs. FCX intends to use future net proceeds for general corporate purposes, which may include, among other things, the repayment of amounts outstanding under its revolving credit facility and other borrowings, and the financing of working capital and capital expenditures. As of September 30, 2015, FCX had 1.1 billion common shares outstanding.

FINANCIAL POLICY
FCX has a long-standing tradition of seeking to build shareholder value through investing in projects with attractive rates of return and returning cash to shareholders through common stock dividends and share purchases. FCX paid common stock dividends of $547 million in the first nine months of 2015, which included $115 million of special dividends paid in accordance with the settlement terms of the shareholder derivative litigation.
On September 30, 2015, the Board of Directors (the Board) declared a regular quarterly dividend of $0.05 per share, which will be paid on November 2, 2015. The declaration of dividends is at the discretion of the Board and will depend upon FCX's financial results, cash requirements, future prospects and other factors deemed relevant by the Board.
FCX intends to continue to maintain a strong financial position, with a focus on reducing debt while continuing to invest in attractive growth projects and providing cash returns to shareholders. The Board will continue to review FCX's financial policy on an ongoing basis and anticipates increasing cash returns to shareholders as market and business conditions warrant.

FREEPORT-McMoRan INC.
SELECTED MINING OPERATING DATA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
100% North America Copper Mines
Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	927,900	1,003,900	911,100	1,010,600
Average copper ore grade (percent)	0.27	0.25	0.26	0.25
Copper production (millions of recoverable pounds)	300	244	808	707

Mill Operations
Ore milled (metric tons per day)	311,500	278,000	309,700	264,500
Average ore grades (percent):
Copper	0.50	0.44	0.48	0.43
Molybdenum	0.03	0.03	0.03	0.03
Copper recovery rate (percent)	85.6	87.5	85.6	85.5
Production (millions of recoverable pounds):
Copper	240	211	728	581
Molybdenum	9	8	28	25

100% South America Mining[a]
SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	192,300	269,600	220,800	279,300
Average copper ore grade (percent)	0.46	0.50	0.43	0.50
Copper production (millions of recoverable pounds)	107	122	330	370

Mill Operations
Ore milled (metric tons per day)	131,200	192,100	122,400	187,700
Average ore grades:
Copper (percent)	0.49	0.50	0.46	0.55
Molybdenum (percent)	0.02	0.02	0.02	0.02
Gold (grams per metric ton)	—	0.09	—	0.10
Copper recovery rate (percent)	79.2	86.9	79.0	88.6
Production (recoverable):
Copper (millions of pounds)	97	162	255	528
Molybdenum (millions of pounds)	1	3	5	8
Gold (thousands of ounces)	—	20	—	62

100% Indonesia Mining
Ore milled (metric tons per day)[b]
Grasberg open pit	117,300	78,100	118,400	64,900
Deep Ore Zone underground mine	40,400	57,600	44,000	52,800
Deep Mill Level Zone underground mine	3,800	—	2,700	—
Big Gossan underground mine	—	—	—	1,200
Total	161,500	135,700	165,100	118,900
Average ore grades:
Copper (percent)	0.68	0.88	0.65	0.78
Gold (grams per metric ton)	0.71	1.28	0.76	0.94
Recovery rates (percent):
Copper	89.6	91.4	90.2	89.9
Gold	81.1	84.6	83.1	81.5
Production (recoverable):
Copper (millions of pounds)	192	207	551	476
Gold (thousands of ounces)	272	426	887	777

100% Africa Mining
Ore milled (metric tons per day)	14,000	15,500	14,600	15,100
Average ore grades (percent):
Copper	4.02	4.13	4.13	4.09
Cobalt	0.43	0.33	0.41	0.33
Copper recovery rate (percent)	94.0	91.3	94.0	92.8
Production (millions of pounds):
Copper (recoverable)	108	117	339	340
Cobalt (contained)	9	8	25	22

a. On November 3, 2014, FCX completed the sale of its 80 percent interests in the Candelaria and Ojos del Salado mines.
b. Amounts represent the approximate average daily throughput processed at PT-FI's mill facilities from each producing mine.

I

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2015		2014		2015		2014
	(In millions, except per share amounts)
Revenues[a,b]	$3,681		$5,696		$12,082		$16,203
Cost of sales:
Production and delivery	2,893	[c,d]	3,152		8,653	[c,d]	8,971
Depreciation, depletion and amortization	888		945		2,717		2,924
Impairment of oil and gas properties	3,652		308		9,442		308
Total cost of sales	7,433		4,405		20,812		12,203
Selling, general and administrative expenses	124		158		429		457
Mining exploration and research expenses	32		29		101		93
Environmental obligations and shutdown costs	37		18		61		100
Net gain on sales of assets	—		(46)		(39)		(46)
Total costs and expenses	7,626		4,564		21,364		12,807
Operating (loss) income	(3,945)		1,132		(9,282)		3,396
Interest expense, net[e]	(163)		(158)		(458)		(483)
Insurance and other third-party recoveries	—		—		92		—
Net gain on early extinguishment of debt	—		58		—		63
Other (expense) income, net	(40)		23		(88)		48
(Loss) income before income taxes and equity in affiliated companies' net losses	(4,148)		1,055		(9,736)		3,024
Benefit from (provision for) income taxes	360	[f]	(349)	[g]	1,742	[f]	(1,034)	[g]
Equity in affiliated companies' net losses	(2)		(2)		(1)		—
Net (loss) income	(3,790)		704		(7,995)		1,990
Net income attributable to noncontrolling interests	(29)		(142)		(129)		(416)
Preferred dividends attributable to redeemable noncontrolling interest	(11)		(10)		(31)		(30)
Net (loss) income attributable to common stockholders[h]	$(3,830)		$552		$(8,155)		$1,544

Net (loss) income per share attributable to common stockholders:
Basic	$(3.58)		$0.53		$(7.77)		$1.48
Diluted	$(3.58)		$0.53		$(7.77)		$1.47

Weighted-average common shares outstanding:
Basic	1,071		1,039		1,050		1,039
Diluted	1,071		1,046		1,050		1,045

Dividends declared per share of common stock	$0.05		$0.3125		$0.2605		$0.9375

a.
Includes unfavorable adjustments to provisionally priced concentrate and cathode copper sales recognized in prior periods totaling $126 million ($62 million to net loss attributable to common stock) for third-quarter 2015, $22 million ($10 million to net income attributable to common stock) for third-quarter 2014, $107 million ($50 million to net loss attributable to common stock) for the first nine months of 2015 and $118 million ($65 million to net income attributable to common stock) for the first nine months of 2014. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page VI.

b.
Includes net noncash mark-to-market (losses) gains associated with crude oil and natural gas derivative contracts totaling $(74) million ($(46) million to net loss attributable to common stock) for third-quarter 2015, $122 million ($76 million to net income attributable to common stock) for third-quarter 2014, $(217) million ($(135) million to net loss attributable to common stock) for the first nine months of 2015 and $130 million ($80 million to net income attributable to common stock) for the first nine months of 2014. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page VI.

c.
Includes charges at mining operations for (i) adjustments to copper and molybdenum inventories totaling $91 million ($58 million to net loss attributable to common stock) for third-quarter 2015 and $154 million ($99 million to net loss attributable to common stock) for the first nine months of 2015 and (ii) impairment and restructuring charges totaling $95 million ($58 million to net loss attributable to common stock) for the third quarter and first nine months of 2015.

d.
Includes charges at oil and gas operations for tax assessments related to prior periods at the California properties, idle/terminated rig costs and inventory write-downs totaling $21 million ($13 million to net loss attributable to common stock) for third-quarter 2015 and $59 million ($36 million to net loss attributable to common stock) for the first nine months of 2015.

e.
Consolidated interest expense, excluding capitalized interest, totaled $217 million in third-quarter 2015, $212 million in third-quarter 2014, $642 million for the first nine months of 2015 and $661 million for the first nine months of 2014.

f.
As a result of the impairment to oil and gas properties, FCX recorded net tax charges of $1.1 billion for third-quarter 2015 and $1.9 billion for the first nine months of 2015, primarily to establish a valuation allowance against U.S. federal alternative minimum tax credits and foreign tax credits. For a summary of the benefit from (provision for) income taxes, refer to the supplementary schedule, "Income Taxes," on page V.

g.
The third quarter and first nine months of 2014 include a tax charge of $54 million ($47 million net of noncontrolling interests) related to changes in Chilean tax rules. The first nine months of 2014 also includes a tax charge of $62 million associated with deferred taxes recorded in connection with the allocation of goodwill to the sale of Eagle Ford. For a summary of the benefit from (provision for) income taxes, refer to the supplementary schedule, "Income Taxes," on page V.

h.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions (reductions) to net income attributable to common stock of less than $1 million in third-quarter 2015, $(20) million in third-quarter 2014, $37 million for the first nine months of 2015 and $36 million for the first nine months of 2014. For further discussion, refer to the supplemental schedule, "Deferred Profits," on page VII.

II

FREEPORT-McMoRan INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	December 31,
	2015	2014
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$338	$464
Trade accounts receivable	626	953
Other accounts receivables	1,276	1,610
Inventories:
Materials and supplies, net	2,071	1,886
Mill and leach stockpiles	1,895	1,914
Product	1,379	1,561
Other current assets	570	657
Total current assets	8,155	9,045
Property, plant, equipment and mining development costs, net	27,355	26,220
Oil and gas properties, net - full cost method:
Subject to amortization, less accumulated amortization	3,002	9,187
Not subject to amortization	7,568	10,087
Long-term mill and leach stockpiles	2,326	2,179
Other assets	1,977	1,956
Total assets	$50,383	$58,674

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,445	$3,653
Current portion of debt	906	478
Current portion of environmental and asset retirement obligations	336	296
Accrued income taxes	75	410
Dividends payable	65	335
Total current liabilities	4,827	5,172
Long-term debt, less current portion	19,792	18,371
Deferred income taxes	4,363	6,398
Environmental and asset retirement obligations, less current portion	3,708	3,647
Other liabilities	1,727	1,861
Total liabilities	34,417	35,449

Redeemable noncontrolling interest	761	751

Equity:
Stockholders' equity:
Common stock	127	117
Capital in excess of par value	23,335	22,281
(Accumulated deficit) retained earnings	(8,305)	128
Accumulated other comprehensive loss	(509)	(544)
Common stock held in treasury	(3,702)	(3,695)
Total stockholders' equity	10,946	18,287
Noncontrolling interests	4,259	4,187
Total equity	15,205	22,474
Total liabilities and equity	$50,383	$58,674

III

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2015	2014
	(In millions)
Cash flow from operating activities:
Net (loss) income	$(7,995)	$1,990
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	2,717	2,924
Impairment of oil and gas properties	9,442	308
Inventory adjustments	154	—
Net gain on sale of assets	(39)	(46)
Net (gains) losses on crude oil and natural gas derivative contracts	(87)	56
Net charges for environmental and asset retirement obligations, including accretion	174	146
Payments for environmental and asset retirement obligations	(135)	(134)
Net gain on early extinguishment of debt	—	(63)
Deferred income taxes	(1,926)	107
Increase in long-term mill and leach stockpiles	(183)	(182)
Other, net	144	106
Changes in working capital and other tax payments, excluding amounts from acquisitions and dispositions:
Accounts receivable	990	200
Inventories	83	(267)
Other current assets	(13)	(26)
Accounts payable and accrued liabilities	(150)	(379)
Accrued income taxes and changes in other tax payments	(568)	(227)
Net cash provided by operating activities	2,608	4,513

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(308)	(815)
South America	(1,339)	(1,278)
Indonesia	(660)	(722)
Africa	(166)	(100)
Molybdenum mines	(10)	(45)
U.S. oil and gas operations	(2,430)	(2,392)
Other	(142)	(63)
Acquisition of Deepwater GOM interests	—	(1,421)
Net proceeds from sale of Eagle Ford shale assets	—	2,971
Other, net	114	221
Net cash used in investing activities	(4,941)	(3,644)

Cash flow from financing activities:
Proceeds from debt	6,552	3,346
Repayments of debt	(4,693)	(4,196)
Net proceeds from sale of common stock	999	—
Cash dividends and distributions paid:
Common stock	(547)	(979)
Noncontrolling interests	(89)	(365)
Stock-based awards net (payments) proceeds, including excess tax benefit	(8)	7
Debt financing costs and other, net	(7)	(9)
Net cash provided by (used in) financing activities	2,207	(2,196)

Net decrease in cash and cash equivalents	(126)	(1,327)
Cash and cash equivalents at beginning of year	464	1,985
Cash and cash equivalents at end of period	$338	$658

IV

FREEPORT-McMoRan INC.
INCOME TAXES

Following are summaries of the approximate amounts used in the calculation of FCX's consolidated income tax benefit (provision) for the third quarters and the first nine months of 2015 and 2014 (in millions, except percentages):

	Three Months Ended September 30,
	2015						2014
					Income Tax				Income Tax
	Income		Effective		Benefit		Income	Effective	Benefit
	(Loss)[a]		Tax Rate		(Provision)		(Loss)[a]	Tax Rate	(Provision)
U.S.	$(585)		25%		$147		$537	27%	$(146)
South America	(5)		(40)%		(2)		267	53%	(142)	[b]
Indonesia	38		55%		(21)		436	42%	(181)
Africa	9		67%		(6)		118	31%	(36)
Impairment of oil and gas properties	(3,652)		36%		1,318		(308)	38%	116
Valuation allowance, net	—		N/A		(1,147)	[c]	—	N/A	—
Eliminations and other	47		N/A		(12)		5	N/A	23
Annualized rate adjustment[d]	—		N/A		83		—	N/A	17
Consolidated FCX	$(4,148)		9%		$360		$1,055	33%	$(349)

	Nine Months Ended September 30,
	2015						2014
					Income Tax				Income Tax
	Income		Effective		Benefit		Income	Effective	Benefit
	(Loss)[a]		Tax Rate		(Provision)		(Loss)[a]	Tax Rate	(Provision)
U.S.	$(1,054)	[e]	41%		$435		$1,473	30%	$(437)	[f]
South America	76		42%		(32)		1,014	40%	(409)	[b]
Indonesia	327		44%		(145)		397	42%	(166)
Africa	123		48%		(59)		305	30%	(93)
Impairment of oil and gas properties	(9,442)		37%		3,497		(308)	38%	116
Valuation allowance, net	—		N/A		(1,910)	[c]	—	N/A	—
Eliminations and other	234		N/A		(40)		143	N/A	(14)
Annualized rate adjustment[d]	—		N/A		(4)		—	N/A	(31)
Consolidated FCX	$(9,736)		18%	[g]	$1,742		$3,024	34%	$(1,034)

a.	Represents income (loss) by geographic location before income taxes and equity in affiliated companies' net earnings.

b.	Includes a $54 million charge primarily related to changes in Chilean tax rules.

c.
As a result of the impairment to U.S. oil and gas properties, FCX recorded tax charges to establish a valuation allowance primarily against U.S. federal alternative minimum tax credits and foreign tax credits, partly offset by a tax benefit related to the impairment of the Morocco oil and gas properties.

d.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its estimated annualized tax rate.

e.
Includes a gain of $92 million related to net proceeds received from insurance carriers and other third parties related to the shareholder derivative litigation settlement for which there is no related tax provision.

f.	Includes a $62 million charge for deferred taxes recorded in connection with the allocation of goodwill to the sale of Eagle Ford.

g.
FCX's consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which it operates. Accordingly, variations in the relative proportions of jurisdictional income result in fluctuations to FCX's consolidated effective income tax rate. Assuming achievement of current sales volume and cost estimates and average prices of $2.40 per pound for copper, $1,150 per ounce for gold, $5.50 per pound for molybdenum and $50 per barrel of Brent crude oil for fourth-quarter 2015, FCX estimates a tax benefit of $1.8 billion for the year 2015, substantially all of which relates to the impairment of oil and gas properties, net of related valuation allowances.

V

FREEPORT-McMoRan INC.
DERIVATIVE INSTRUMENTS
Provisional Pricing. During the first nine months of 2015, 42 percent of FCX's mined copper was sold in concentrate, 32 percent as cathode and 26 percent as rod from North America operations. Under the long-established structure of sales agreements prevalent in the industry, copper contained in concentrates and cathodes is provisionally priced at the time of shipment. The provisional prices are finalized in a contractually specified future month (generally one to four months from the shipment date) primarily based on quoted monthly average spot copper prices on the London Metal Exchange (LME). Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period. LME spot copper prices averaged $2.39 per pound during third-quarter 2015, compared to FCX's average realized price of $2.38 per pound. Following is a summary of the unfavorable impacts of net adjustments to prior periods' provisionally priced copper sales for the third quarters and the first nine months of 2015 and 2014 (in millions, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues	$(126)	$(22)	$(107)	$(118)
Net income attributable to common stock	$(62)	$(10)	$(50)	$(65)
Net income per share of common stock	$(0.06)	$(0.01)	$(0.05)	$(0.06)
At September 30, 2015, FCX had provisionally priced copper sales at its copper mining operations, primarily South America and Indonesia, totaling 417 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average of $2.34 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the September 30, 2015, provisional price recorded would have an approximate $13 million effect on 2015 net income attributable to common stock.
Oil and Gas. In connection with the acquisition of Plains Exploration & Production Company, FCX has derivative contracts for 2015 consisting of crude oil options, and for 2014, had derivative contracts that consisted of crude oil options and natural gas swaps. These crude oil and natural gas derivative contracts are not designated as hedging instruments; accordingly, they are recorded at fair value with the mark-to-market gains and losses recorded in revenues each period. Cash gains (losses) on crude oil and natural gas derivative contracts totaled $103 million for third-quarter 2015, $(58) million for third-quarter 2014, $304 million for the first nine months of 2015 and $(186) million for the first nine months of 2014. Following is a summary of net noncash mark-to-market (losses) gains on crude oil and natural gas derivative contracts for the third quarters and the first nine months of 2015 and 2014 (in millions, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues	$(74)	$122	$(217)	$130
Net income attributable to common stock	$(46)	$76	$(135)	$80
Net income per share of common stock	$(0.04)	$0.07	$(0.13)	$0.08
Following presents the estimated (decrease) increase in the net asset on FCX's balance sheet of a 10 percent change in Brent crude oil prices on the fair values of outstanding crude oil derivative contracts, compared with forward prices used to determine the September 30, 2015, fair values (in millions):

	10% Increase	10% Decrease
Crude oil options	$(1)	$—

VI

FREEPORT-McMoRan INC.
DEFERRED PROFITS
FCX defers recognizing profits on sales from its mines to Atlantic Copper and on 25 percent of PT-FI's sales to PT Smelting (PT-FI's 25 percent-owned Indonesian smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions (reductions) to net income attributable to common stock of less than $1 million in third-quarter 2015, $(20) million in third-quarter 2014, $37 million for the first nine months of 2015 and $36 million for the first nine months of 2014. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $22 million at September 30, 2015. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.

BUSINESS SEGMENTS
FCX has organized its mining operations into five primary divisions – North America copper mines, South America mining, Indonesia mining, Africa mining and Molybdenum mines. Notwithstanding this structure, FCX internally reports information on a mine-by-mine basis for its mining operations. Therefore, FCX concluded that its operating segments include individual mines or operations relative to its mining operations. For oil and gas operations, FCX determines its operating segments on a country-by-country basis. Operating segments that meet certain thresholds are reportable segments, which are separately disclosed in the following table.

Intersegment Sales. Intersegment sales between FCX’s mining operations are based on similar arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

Allocations. FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in corporate, other & eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

VII

FREEPORT-McMoRan INC.
BUSINESS SEGMENTS (continued)

(In millions)	Mining Operations
	North America Copper Mines				South America				Indonesia		Africa
															Atlantic	Other					Corporate,
												Molyb-			Copper	Mining			U.S.		Other
		Other			Cerro	Other						denum		Rod &	Smelting	& Elimi-		Total	Oil & Gas		& Elimi-		FCX
	Morenci	Mines	Total		Verde	Mines[a]		Total	Grasberg		Tenke	Mines		Refining	& Refining	nations		Mining	Operations		nations		Total
Three Months Ended September 30, 2015
Revenues:
Unaffiliated customers	$165	$58	$223		$238	$187		$425	$557	[b]	$299	$—		$946	$438	$267	[c]	$3,155	$525	[d]	$1		$3,681
Intersegment	332	614	946		13	—		13	52		29	83		5	1	(1,129)		—	—		—		—
Production and delivery	357	671	1,028	[e]	177	167	[e]	344	417		209	86	[e]	946	410	(842)	[e]	2,598	293		2	[e]	2,893
Depreciation, depletion and amortization	51	85	136		57	32		89	90		65	26		2	10	16		434	450		4		888
Impairment of oil and gas properties	—	—	—		—	—		—	—		—	—		—	—	—		—	3,480		172	[f]	3,652
Selling, general and administrative expenses	1	—	1		1	—		1	24		2	—		—	4	5		37	37		50		124
Mining exploration and research expenses	—	1	1		—	—		—	—		—	—		—	—	31		32	—		—		32
Environmental obligations and shutdown costs	—	3	3		—	—		—	—		—	—		—	—	33		36	—		1		37
Operating income (loss)	88	(88)	—		16	(12)		4	78		52	(29)		3	15	(105)		18	(3,735)		(228)		(3,945)

Interest expense, net	1	—	1		—	—		—	—		—	—		—	3	19		23	51		89		163
Provision for (benefit from) income taxes	—	—	—		—	2		2	21		6	—		—	—	—		29	—		(389)		(360)
Total assets at September 30, 2015	3,720	5,159	8,879		9,136	1,843		10,979	8,965		5,100	2,017		235	699	1,326		38,200	12,084		99		50,383
Capital expenditures	61	33	94		421	16		437	222		69	3		1	10	10		846	635	[g]	46		1,527

Three Months Ended September 30, 2014
Revenues:
Unaffiliated customers	$140	$79	$219		$295	$441		$736	$1,086	[b]	$379	$—		$1,219	$597	$470	[c]	$4,706	$990	[d]	$—		$5,696
Intersegment	428	843	1,271		63	48		111	167		49	173		8	4	(1,783)		—	—		—		—
Production and delivery	341	561	902		178	293		471	700		206	86		1,220	578	(1,283)		2,880	273		(1)		3,152
Depreciation, depletion and amortization	51	82	133		41	61		102	92		58	25		2	11	15		438	504		3		945
Impairment of oil and gas properties	—	—	—		—	—		—	—		—	—		—	—	—		—	308		—		308
Selling, general and administrative expenses	—	1	1		—	1		1	27		3	—		—	4	7		43	55		60		158
Mining exploration and research expenses	—	2	2		—	—		—	—		—	—		—	—	27		29	—		—		29
Environmental obligations and shutdown costs	—	(5)	(5)		—	—		—	—		—	—		—	—	23		18	—		—		18
Net gain on sales of assets	—	(14)	(14)		—	—		—	—		—	—		—	—	(32)		(46)	—		—		(46)
Operating income (loss)	176	295	471		139	134		273	434		161	62		5	8	(70)		1,344	(150)		(62)		1,132

Interest expense, net	1	—	1		1	—		1	—		—	—		—	3	19		24	51		83		158
Provision for (benefit from) income taxes	—	—	—		47	95		142	181		36	—		—	—	—		359	—		(10)		349
Total assets at September 30, 2014	3,689	5,742	9,431		7,006	3,721		10,727	8,537		5,010	2,089		282	948	1,025		38,049	25,328		498		63,875
Capital expenditures	158	30	188		416	23		439	243		40	12		1	3	11		937	908	[g]	8		1,853
a. Third-quarter 2014 includes the results of the Candelaria and Ojos del Salado mining operations, which were sold in November 2014.
b. Includes PT-FI's sales to PT Smelting totaling $61 million in third-quarter 2015 and $628 million in third-quarter 2014.
c. Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North and South America copper mines.
d. Includes net mark-to-market gains associated with crude oil and natural gas derivative contracts totaling $29 million in third-quarter 2015 and $64 million in third-quarter 2014. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page VI.
e. Includes charges totaling $133 million at North America copper mines for inventory adjustments, impairments and restructuring, $11 million at other South America mines for restructuring, $5 million at Molybdenum mines and $35 million at other mining & eliminations for inventory adjustments and restructuring, and $2 million for restructuring at corporate, other & eliminations.
f. Includes impairment charges for Moroccan oil and gas properties.
g. Excludes international oil and gas capital expenditures totaling $37 million in third-quarter 2015 and $7 million in third-quarter 2014 primarily related to Morocco. which are included in corporate, other & eliminations.

VIII

FREEPORT-McMoRan INC.
BUSINESS SEGMENTS (continued)

(In millions)	Mining Operations
	North America Copper Mines				South America				Indonesia		Africa
															Atlantic	Other					Corporate,
												Molyb-			Copper	Mining			U.S.		Other
		Other			Cerro	Other						denum		Rod &	Smelting	& Elimi-		Total	Oil & Gas		& Elimi-		FCX
	Morenci	Mines	Total		Verde	Mines[a]		Total	Grasberg		Tenke	Mines		Refining	& Refining	nations		Mining	Operations[b]		nations		Total
Nine Months Ended September 30, 2015
Revenues:
Unaffiliated customers	$451	$265	$716		$681	$639		$1,320	$1,969	[c]	$991	$—		$3,097	$1,473	$921	[d]	$10,487	$1,594	[e]	$1		$12,082
Intersegment	1,209	1,984	3,193		64	(7)	[f]	57	37		98	298		20	12	(3,715)		—	—		—		—
Production and delivery	1,117	1,816	2,933	[g]	540	464	[g]	1,004	1,311		634	253	[g]	3,097	1,397	(2,840)	[g]	7,789	857		7	[g]	8,653
Depreciation, depletion and amortization	157	251	408		134	102		236	238		195	77		7	29	51		1,241	1,465		11		2,717
Impairment of oil and gas properties	—	—	—		—	—		—	—		—	—		—	—	—		—	9,270		172	[h]	9,442
Selling, general and administrative expenses	2	2	4		2	1		3	74		8	—		—	13	16		118	140		171		429
Mining exploration and research expenses	—	6	6		—	—		—	—		—	—		—	—	95		101	—		—		101
Environmental obligations and shutdown costs	—	3	3		—	—		—	—		—	—		—	—	57		60	—		1		61
Net gain on sales of assets	—	(39)	(39)		—	—		—	—		—	—		—	—	—		(39)	—		—		(39)
Operating income (loss)	384	210	594		69	65		134	383		252	(32)		13	46	(173)		1,217	(10,138)		(361)		(9,282)

Interest expense, net	2	1	3		1	—		1	—		—	—		—	8	57		69	129		260		458
Provision for (benefit from) income taxes	—	—	—		—	32		32	145		59	—		—	—	—		236	—		(1,978)		(1,742)
Capital expenditures	224	84	308		1,296	43		1,339	660		166	10		2	18	37		2,540	2,430	[i]	85		5,055

Nine Months Ended September 30, 2014
Revenues:
Unaffiliated customers	$215	$195	$410		$996	$1,387		$2,383	$2,071	[c]	$1,071	$—		$3,599	$1,808	$1,374	[d]	$12,716	$3,487	[e]	$—		$16,203
Intersegment	1,346	2,489	3,835		150	243		393	175		102	469		24	15	(5,013)		—	—		—		—
Production and delivery	936	1,622	2,558		538	939		1,477	1,594		556	243		3,601	1,784	(3,753)		8,060	913		(2)		8,971
Depreciation, depletion and amortization	128	240	368		120	164		284	194		172	71		7	31	51		1,178	1,736		10		2,924
Impairment of oil and gas properties	—	—	—		—	—		—	—		—	—		—	—	—		—	308		—		308
Selling, general and administrative expenses	1	2	3		2	3		5	73		9	—		—	13	20		123	171		163		457
Mining exploration and research expenses	—	6	6		—	—		—	—		—	—		—	—	87		93	—		—		93
Environmental obligations and shutdown costs	—	(5)	(5)		—	—		—	—		—	—		—	—	105		100	—		—		100
Net gain on sales of assets	—	(14)	(14)		—	—		—	—		—	—		—	—	(32)		(46)	—		—		(46)
Operating income (loss)	496	833	1,329		486	524		1,010	385		436	155		15	(5)	(117)		3,208	359		(171)		3,396

Interest expense, net	2	1	3		1	—		1	—		—	—		—	10	55		69	201		213		483
Provision for (benefit from) income taxes	—	—	—		177	232		409	166		93	—		—	—	—		668	—		366		1,034
Capital expenditures	691	124	815		1,207	71		1,278	722		100	45		3	9	38		3,010	2,392	[i]	13		5,415
a. The first nine months of 2014 include the results of the Candelaria and Ojos del Salado mining operations, which were sold in November 2014.
b. The first nine months of 2014 include the results of Eagle Ford, which was sold in June 2014.
c. Includes PT-FI's sales to PT Smelting totaling $704 million for the first nine months of 2015 and $1.5 billion for the first nine months of 2014.
d. Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North and South America copper mines.
e. Includes net mark-to-market gains (losses) associated with crude oil and natural gas derivative contracts totaling $87 million for the first nine months of 2015 and $(56) million for the first nine months of 2014. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page VI.
f. Includes net reductions for provisional pricing adjustments to prior period open sales. There were no intersegment sales from El Abra for the first nine months of 2015.
g. Includes charges totaling $144 million at North America copper mines for inventory adjustments, impairments and restructuring, $11 million at other South America mines for restructuring, $8 million at Molybdenum mines and $84 million at other mining & eliminations for inventory adjustments and restructuring, and $2 million for restructuring at corporate, other & eliminations.
h. Includes impairment charges for Moroccan oil and gas properties.
i. Excludes international oil and gas capital expenditures totaling $81 million for the first nine months of 2015 and $7 million for the first nine months of 2014 primarily related to Morocco, which are included in corporate, other & eliminations.

IX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS

Mining Product Revenues and Unit Net Cash Costs. Unit net cash costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX's management and Board to monitor mining operations. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.

FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs consist of items such as stock-based compensation costs, start-up costs, inventory adjustments, long-lived asset impairments, restructuring and/or unusual charges. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.

U.S. Oil & Gas Product Revenues and Cash Production Costs per Unit. Realized revenues and cash production costs per unit are measures intended to provide investors with information about the cash operating margin of FCX's oil and gas operations. FCX uses this measure for the same purpose and for monitoring operating performance by its oil and gas operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX shows revenue adjustments from derivative contracts as separate line items. Because these adjustments do not result from oil and gas sales, these gains and losses have been reflected separately from revenues on current period sales. Additionally, accretion charges for asset retirement obligations and other costs, such as idle/terminated rig costs, inventory write-downs and/or unusual charges, are removed from production and delivery costs in the calculation of cash production costs per BOE. The following schedules include calculations of oil and gas product revenues and cash production costs together with a reconciliation to amounts reported in FCX's consolidated financial statements.

X

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2015
	By-Product		Co-Product Method
(In millions)	Method		Copper		Molybdenuma		Otherb	Total
Revenues, excluding adjustments	$1,167		$1,167		$56		$29	$1,252
Site production and delivery, before net noncash
and other costs shown below	810		766		50		21	837
By-product credits	(58)		—		—		—	—
Treatment charges	58		56		—		2	58
Net cash costs	810		822		50		23	895
Depreciation, depletion and amortization	135		128		4		3	135
Noncash and other costs, net	159	[c]	155		3		1	159
Total costs	1,104		1,105		57		27	1,189
Revenue adjustments, primarily for pricing
on prior period open sales	(56)		(56)		—		—	(56)
Gross profit (loss)	$7		$6		$(1)		$2	$7

Copper sales (millions of recoverable pounds)	483		483
Molybdenum sales (millions of recoverable pounds)a					9

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.42		$2.42		$6.18
Site production and delivery, before net noncash
and other costs shown below	1.68		1.59		5.51
By-product credits	(0.12)		—		—
Treatment charges	0.12		0.11		—
Unit net cash costs	1.68		1.70		5.51
Depreciation, depletion and amortization	0.28		0.27		0.51
Noncash and other costs, net	0.33	[c]	0.32		0.33
Total unit costs	2.29		2.29		6.35
Revenue adjustments, primarily for pricing
on prior period open sales	(0.12)		(0.12)		—
Gross profit (loss) per pound	$0.01		$0.01		$(0.17)

Reconciliation to Amounts Reported					Depreciation,
			Production		Depletion and
(In millions)	Revenues		and Delivery		Amortization
Totals presented above	$1,252		$837		$135
Treatment charges	—		58		—
Noncash and other costs, net	—		159	[c]	—
Revenue adjustments, primarily for pricing
on prior period open sales	(56)		—		—
Eliminations and other	(27)		(26)		1
North America copper mines	1,169		1,028		136
Other mining & eliminations[d]	1,986		1,570		298
Total mining	3,155		2,598		434
U.S. oil & gas operations	525		293		3,930	[e]
Corporate, other & eliminations	1		2		176	[e]
As reported in FCX’s consolidated financial statements	$3,681		$2,893		$4,540	[e]

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to our molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Includes $133 million ($0.27 per pound) for inventory adjustments, and impairment and restructuring charges.

d.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule "Business Segments," beginning on page VII.

e.	Includes impairment of oil and gas properties totaling $3.7 billion, $3.5 billion for U.S. oil and gas operations and $0.2 billion for Morocco.

XI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2014
	By-Product	Co-Product Method
(In millions)	Method	Copper	Molybdenuma		Otherb	Total
Revenues, excluding adjustments	$1,374	$1,374	$109		$31	$1,514
Site production and delivery, before net noncash
and other costs shown below	791	738	62		20	820
By-product credits	(111)	—	—		—	—
Treatment charges	50	49	—		1	50
Net cash costs	730	787	62		21	870
Depreciation, depletion and amortization	131	124	5		2	131
Noncash and other costs, net	46	45	1		—	46
Total costs	907	956	68		23	1,047
Revenue adjustments, primarily for pricing
on prior period open sales	(8)	(8)	—		—	(8)
Gross profit	$459	$410	$41		$8	$459

Copper sales (millions of recoverable pounds)	434	434
Molybdenum sales (millions of recoverable pounds)a			8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.17	$3.17	$13.83
Site production and delivery, before net noncash
and other costs shown below	1.83	1.70	7.87
By-product credits	(0.26)	—	—
Treatment charges	0.11	0.11	—
Unit net cash costs	1.68	1.81	7.87
Depreciation, depletion and amortization	0.30	0.29	0.72
Noncash and other costs, net	0.11	0.10	0.06
Total unit costs	2.09	2.20	8.65
Revenue adjustments, primarily for pricing
on prior period open sales	(0.02)	(0.02)	—
Gross profit per pound	$1.06	$0.95	$5.18

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,514	$820	$131
Treatment charges	—	50	—
Noncash and other costs, net	—	46	—
Revenue adjustments, primarily for pricing
on prior period open sales	(8)	—	—
Eliminations and other	(16)	(14)	2
North America copper mines	1,490	902	133
Other mining & eliminations[c]	3,216	1,978	305
Total mining	4,706	2,880	438
U.S. oil & gas operations	990	273	812	[d]
Corporate, other & eliminations	—	(1)	3
As reported in FCX’s consolidated financial statements	$5,696	$3,152	$1,253	[d]

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to our molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule "Business Segments," beginning on page VII.

d.	Includes impairment of U.S. oil and gas properties of $308 million.

XII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2015
	By-Product		Co-Product Method
(In millions)	Method		Copper		Molybdenum[a]		Other[b]	Total
Revenues, excluding adjustments	$3,723		$3,723		$218		$83	$4,024
Site production and delivery, before net noncash
and other costs shown below	2,525		2,372		172		61	2,605
By-product credits	(221)		—		—		—	—
Treatment charges	179		173		—		6	179
Net cash costs	2,483		2,545		172		67	2,784
Depreciation, depletion and amortization	405		381		16		8	405
Noncash and other costs, net	236	[c]	231		4		1	236
Total costs	3,124		3,157		192		76	3,425
Revenue adjustments, primarily for pricing
on prior period open sales	(28)		(28)		—		—	(28)
Gross profit	$571		$538		$26		$7	$571

Copper sales (millions of recoverable pounds)	1,439		1,439
Molybdenum sales (millions of recoverable pounds)[a]					28

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.59		$2.59		$7.62
Site production and delivery, before net noncash
and other costs shown below	1.76		1.65		6.01
By-product credits	(0.15)		—		—
Treatment charges	0.12		0.12		—
Unit net cash costs	1.73		1.77		6.01
Depreciation, depletion and amortization	0.28		0.27		0.56
Noncash and other costs, net	0.16	[c]	0.16		0.14
Total unit costs	2.17		2.20		6.71
Revenue adjustments, primarily for pricing
on prior period open sales	(0.02)		(0.02)		—
Gross profit per pound	$0.40		$0.37		$0.91

Reconciliation to Amounts Reported					Depreciation,
			Production		Depletion and
(In millions)	Revenues		and Delivery		Amortization
Totals presented above	$4,024		$2,605		$405
Treatment charges	—		179		—
Noncash and other costs, net	—		236	[c]	—
Revenue adjustments, primarily for pricing
on prior period open sales	(28)		—		—
Eliminations and other	(87)		(87)		3
North America copper mines	3,909		2,933		408
Other mining & eliminations[d]	6,578		4,856		833
Total mining	10,487		7,789		1,241
U.S. oil & gas operations	1,594		857		10,735	[e]
Corporate, other & eliminations	1		7		183	[e]
As reported in FCX’s consolidated financial statements	$12,082		$8,653		$12,159	[e]

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to our molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Includes $144 million ($0.10 per pound) for inventory adjustments, and impairment and restructuring charges.

d.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule "Business Segments," beginning on page VII.

e.	Includes impairment of oil and gas properties totaling $9.4 billion, $9.3 billion for U.S. oil and gas operations and $0.2 billion for Morocco.

XIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2014
	By-Product	Co-Product Method
(In millions)	Method	Copper	Molybdenum[a]		Other[b]	Total
Revenues, excluding adjustments	$3,901	$3,901	$303		$90	$4,294
Site production and delivery, before net noncash
and other costs shown below	2,272	2,126	172		57	2,355
By-product credits	(310)	—	—		—	—
Treatment charges	144	140	—		4	144
Net cash costs	2,106	2,266	172		61	2,499
Depreciation, depletion and amortization	360	340	16		4	360
Noncash and other costs, net	105	103	1		1	105
Total costs	2,571	2,709	189		66	2,964
Revenue adjustments, primarily for pricing
on prior period open sales	(7)	(7)	—		—	(7)
Gross profit	$1,323	$1,185	$114		$24	$1,323

Copper sales (millions of recoverable pounds)	1,224	1,224
Molybdenum sales (millions of recoverable pounds)[a]			25

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.19	$3.19	$12.16
Site production and delivery, before net noncash
and other costs shown below	1.86	1.74	6.90
By-product credits	(0.25)	—	—
Treatment charges	0.11	0.11	—
Unit net cash costs	1.72	1.85	6.90
Depreciation, depletion and amortization	0.29	0.28	0.62
Noncash and other costs, net	0.09	0.08	0.05
Total unit costs	2.10	2.21	7.57
Revenue adjustments, primarily for pricing
on prior period open sales	(0.01)	(0.01)	—
Gross profit per pound	$1.08	$0.97	$4.59

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$4,294	$2,355	$360
Treatment charges	—	144	—
Noncash and other costs, net	—	105	—
Revenue adjustments, primarily for pricing
on prior period open sales	(7)	—	—
Eliminations and other	(42)	(46)	8
North America copper mines	4,245	2,558	368
Other mining & eliminations[c]	8,471	5,502	810
Total mining	12,716	8,060	1,178
U.S. oil & gas operations	3,487	913	2,044	[d]
Corporate, other & eliminations	—	(2)	10
As reported in FCX’s consolidated financial statements	$16,203	$8,971	$3,232	[d]

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to our molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule "Business Segments," beginning on page VII.

d.	Includes impairment of U.S. oil and gas properties of $308 million.

XIV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2015
	By-Product		Co-Product Method
(In millions)	Method		Copper		Other[a]		Total
Revenues, excluding adjustments	$491		$491		$13		$504
Site production and delivery, before net noncash
and other costs shown below	320		312		13		325
By-product credits	(8)		—		—		—
Treatment charges	36		36		—		36
Royalty on metals	1		1		—		1
Net cash costs	349		349		13		362
Depreciation, depletion and amortization	89		87		2		89
Noncash and other costs, net	21	[b]	20		1		21
Total costs	459		456		16		472
Revenue adjustments, primarily for pricing
on prior period open sales	(29)		(29)		—		(29)
Gross profit (loss)	$3		$6		$(3)		$3

Copper sales (millions of recoverable pounds)	207		207

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.37		$2.37
Site production and delivery, before net noncash
and other costs shown below	1.54		1.50
By-product credits	(0.04)		—
Treatment charges	0.18		0.18
Royalty on metals	—		—
Unit net cash costs	1.68		1.68
Depreciation, depletion and amortization	0.43		0.42
Noncash and other costs, net	0.10	[b]	0.10
Total unit costs	2.21		2.20
Revenue adjustments, primarily for pricing
on prior period open sales	(0.14)		(0.14)
Gross profit per pound	$0.02		$0.03

Reconciliation to Amounts Reported					Depreciation,
			Production		Depletion and
(In millions)	Revenues		and Delivery		Amortization
Totals presented above	$504		$325		$89
Treatment charges	(36)		—		—
Royalty on metals	(1)		—		—
Noncash and other costs, net	—		21	[b]	—
Revenue adjustments, primarily for pricing
on prior period open sales	(29)		—		—
Eliminations and other	—		(2)		—
South America mining	438		344		89
Other mining & eliminations[c]	2,717		2,254		345
Total mining	3,155		2,598		434
U.S. oil & gas operations	525		293		3,930	[d]
Corporate, other & eliminations	1		2		176	[d]
As reported in FCX’s consolidated financial statements	$3,681		$2,893		$4,540	[d]

a.
Includes silver sales of 438 thousand ounces ($13.90 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Includes restructuring charges totaling $11 million ($0.05 per pound).

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VII.

d.	Includes impairment of oil and gas properties totaling $3.7 billion, $3.5 billion for U.S. oil and gas operations and $0.2 billion for Morocco.

XV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2014
	By-Product		Co-Product Method
(In millions)	Method		Copper	Other[a]		Total
Revenues, excluding adjustments	$840		$840	$69		$909
Site production and delivery, before net noncash
and other costs shown below	451		416	42		458
By-product credits	(62)		—	—		—
Treatment charges	43		43	—		43
Royalty on metals	1		1	—		1
Net cash costs	433	[b]	460	42		502
Depreciation, depletion and amortization	102		96	6		102
Noncash and other costs, net	18		16	2		18
Total costs	553		572	50		622
Revenue adjustments, primarily for pricing
on prior period open sales	(15)		(15)	—		(15)
Gross profit	$272		$253	$19		$272

Copper sales (millions of recoverable pounds)	271	[b]	271

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.10		$3.10
Site production and delivery, before net noncash
and other costs shown below	1.67		1.54
By-product credits	(0.23)		—
Treatment charges	0.16		0.16
Royalty on metals	—		—
Unit net cash costs	1.60	[b]	1.70
Depreciation, depletion and amortization	0.37		0.34
Noncash and other costs, net	0.07		0.06
Total unit costs	2.04		2.10
Revenue adjustments, primarily for pricing
on prior period open sales	(0.06)		(0.06)
Gross profit per pound	$1.00		$0.94

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In millions)	Revenues		and Delivery	Amortization
Totals presented above	$909		$458	$102
Treatment charges	(43)		—	—
Royalty on metals	(1)		—	—
Noncash and other costs, net	—		18	—
Revenue adjustments, primarily for pricing
on prior period open sales	(15)		—	—
Eliminations and other	(3)		(5)	—
South America mining	847		471	102
Other mining & eliminations[c]	3,859		2,409	336
Total mining	4,706		2,880	438
U.S. oil & gas operations	990		273	812	[d]
Corporate, other & eliminations	—		(1)	3
As reported in FCX’s consolidated financial statements	$5,696		$3,152	$1,253	[d]

a.
Includes gold sales of 16 thousand ounces ($1,234 per ounce average realized price) and silver sales of 684 thousand ounces ($18.57 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.Following is a reconciliation of South America mining's third-quarter 2014 unit net cash costs, excluding the Candelaria and Ojos del Salado mines (Candelaria/Ojos):

	Net Cash Costs (in millions)	Copper Sales (millions of recoverable pounds)	Unit Net Cash Costs (per pound of copper)
Presented above	$433	271	$1.60
Less: Candelaria/Ojos	112	63
	$321	208	$1.54
c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VII.
d. Includes impairment of U.S. oil and gas properties of $308 million.

XVI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2015
	By-Product		Co-Product Method
(In millions)	Method		Copper		Other[a]		Total
Revenues, excluding adjustments	$1,473		$1,473		$48		$1,521
Site production and delivery, before net noncash
and other costs shown below	983		954		46		1,000
By-product credits	(31)		—		—		—
Treatment charges	100		100		—		100
Royalty on metals	2		2		—		2
Net cash costs	1,054		1,056		46		1,102
Depreciation, depletion and amortization	236		229		7		236
Noncash and other costs, net	21	[b]	21		—		21
Total costs	1,311		1,306		53		1,359
Revenue adjustments, primarily for pricing
on prior period open sales	(29)		(29)		—		(29)
Gross profit (loss)	$133		$138		$(5)		$133

Copper sales (millions of recoverable pounds)	585		585

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.52		$2.52
Site production and delivery, before net noncash
and other costs shown below	1.68		1.63
By-product credits	(0.05)		—
Treatment charges	0.17		0.17
Royalty on metals	—		—
Unit net cash costs	1.80		1.80
Depreciation, depletion and amortization	0.40		0.39
Noncash and other costs, net	0.04	[b]	0.04
Total unit costs	2.24		2.23
Revenue adjustments, primarily for pricing
on prior period open sales	(0.05)		(0.05)
Gross profit per pound	$0.23		$0.24

Reconciliation to Amounts Reported					Depreciation,
			Production		Depletion and
(In millions)	Revenues		and Delivery		Amortization
Totals presented above	$1,521		$1,000		$236
Treatment charges	(100)		—		—
Royalty on metals	(2)		—		—
Noncash and other costs, net	—		21	[b]	—
Revenue adjustments, primarily for pricing
on prior period open sales	(29)		—		—
Eliminations and other	(13)		(17)		—
South America mining	1,377		1,004		236
Other mining & eliminations[c]	9,110		6,785		1,005
Total mining	10,487		7,789		1,241
U.S. oil & gas operations	1,594		857		10,735	[d]
Corporate, other & eliminations	1		7		183	[d]
As reported in FCX’s consolidated financial statements	$12,082		$8,653		$12,159	[d]

a.
Includes silver sales of 1.2 million ounces ($14.58 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Includes restructuring charges totaling $11 million ($0.02 per pound).

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VII.

d.	Includes impairment of oil and gas properties totaling $9.4 billion, $9.3 billion for U.S. oil and gas operations and $0.2 billion for Morocco.

XVII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2014
	By-Product		Co-Product Method
(In millions)	Method		Copper	Other[a]		Total
Revenues, excluding adjustments	$2,775		$2,775	$227		$3,002
Site production and delivery, before net noncash
and other costs shown below	1,424		1,317	122		1,439
By-product credits	(212)		—	—		—
Treatment charges	151		151	—		151
Royalty on metals	4		4	—		4
Net cash costs	1,367	[b]	1,472	122		1,594
Depreciation, depletion and amortization	284		266	18		284
Noncash and other costs, net	57		53	4		57
Total costs	1,708		1,791	144		1,935
Revenue adjustments, primarily for pricing
on prior period open sales	(66)		(66)	—		(66)
Gross profit	$1,001		$918	$83		$1,001

Copper sales (millions of recoverable pounds)	888	[b]	888

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.12		$3.12
Site production and delivery, before net noncash
and other costs shown below	1.61		1.49
By-product credits	(0.24)		—
Treatment charges	0.17		0.17
Royalty on metals	—		—
Unit net cash costs	1.54	[b]	1.66
Depreciation, depletion and amortization	0.32		0.30
Noncash and other costs, net	0.06		0.06
Total unit costs	1.92		2.02
Revenue adjustments, primarily for pricing
on prior period open sales	(0.07)		(0.07)
Gross profit per pound	$1.13		$1.03

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In millions)	Revenues		and Delivery	Amortization
Totals presented above	$3,002		$1,439	$284
Treatment charges	(151)		—	—
Royalty on metals	(4)		—	—
Noncash and other costs, net	—		57	—
Revenue adjustments, primarily for pricing
on prior period open sales	(66)		—	—
Eliminations and other	(5)		(19)	—
South America mining	2,776		1,477	284
Other mining & eliminations[c]	9,940		6,583	894
Total mining	12,716		8,060	1,178
U.S. oil & gas operations	3,487		913	2,044	[d]
Corporate, other & eliminations	—		(2)	10
As reported in FCX’s consolidated financial statements	$16,203		$8,971	$3,232	[d]

a.
Includes gold sales of 59 thousand ounces ($1,280 per ounce average realized price) and silver sales of 2.2 million ounces ($19.10 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.Following is a reconciliation of South America mining's unit net cash costs for the first nine months of 2014, excluding Candelaria/Ojos:

	Net Cash Costs (in millions)	Copper Sales (millions of recoverable pounds)	Unit Net Cash Costs (per pound of copper)
Presented above	$1,367	888	$1.54
Less: Candelaria/Ojos	375	236
	$992	652	$1.52

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VII.

d.	Includes impairment of U.S. oil and gas properties of $308 million.

XVIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2015
	By-Product	Co-Product Method
(In millions)	Method	Copper	Gold		Silver[a]	Total
Revenues, excluding adjustments	$466	$466	$319		$8	$793
Site production and delivery, before net noncash
and other costs shown below	429	252	173		4	429
Gold and silver credits	(316)	—	—		—	—
Treatment charges	61	36	25		—	61
Export duties	35	20	14		1	35
Royalty on metals	25	15	10		—	25
Net cash costs	234	323	222		5	550
Depreciation and amortization	90	53	36		1	90
Noncash and other costs, net	4	2	1		1	4
Total costs	328	378	259		7	644
Revenue adjustments, primarily for pricing on
prior period open sales	(52)	(52)	(11)		—	(63)
PT Smelting intercompany profit	16	9	7		—	16
Gross profit	$102	$45	$56		$1	$102

Copper sales (millions of recoverable pounds)	198	198
Gold sales (thousands of recoverable ounces)			285

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.35	$2.35	$1,117
Site production and delivery, before net noncash
and other costs shown below	2.16	1.28	604
Gold and silver credits	(1.59)	—	—
Treatment charges	0.31	0.18	86
Export duties	0.17	0.10	49
Royalty on metals	0.13	0.07	35
Unit net cash costs	1.18	1.63	774
Depreciation and amortization	0.45	0.27	127
Noncash and other costs, net	0.02	0.01	5
Total unit costs	1.65	1.91	906
Revenue adjustments, primarily for pricing on
prior period open sales	(0.26)	(0.26)	(38)
PT Smelting intercompany profit	0.08	0.05	23
Gross profit per pound/ounce	$0.52	$0.23	$196

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$793	$429	$90
Treatment charges	(61)	—	—
Export duties	(35)	—	—
Royalty on metals	(25)	—	—
Noncash and other costs, net	—	4	—
Revenue adjustments, primarily for pricing on
prior period open sales	(63)	—	—
PT Smelting intercompany profit	—	(16)	—
Indonesia mining	609	417	90
Other mining & eliminations[b]	2,546	2,181	344
Total mining	3,155	2,598	434
U.S. oil & gas operations	525	293	3,930	[c]
Corporate, other & eliminations	1	2	176	[c]
As reported in FCX’s consolidated financial statements	$3,681	$2,893	$4,540	[c]
a. Includes silver sales of 574 thousand ounces ($14.37 per ounce average realized price).
b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VII.
c. Includes impairment of oil and gas properties totaling $3.7 billion, $3.5 billion for U.S. oil and gas operations and $0.2 billion for Morocco.

XIX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2014
	By-Product	Co-Product Method
(In millions)	Method	Copper	Gold		Silver[a]	Total
Revenues, excluding adjustments	$786	$786	$615		$15	$1,416
Site production and delivery, before net noncash
and other costs shown below	624	346	271		7	624
Gold and silver credits	(629)	—	—		—	—
Treatment charges	65	36	28		1	65
Export duties	42	23	18		1	42
Royalty on metals	52	29	23		—	52
Net cash costs	154	434	340		9	783
Depreciation and amortization	92	51	40		1	92
Noncash and other costs, net	28	16	12		—	28
Total costs	274	501	392		10	903
Revenue adjustments, primarily for pricing on
prior period open sales	(3)	(3)	(1)		—	(4)
PT Smelting intercompany loss	(48)	(27)	(21)		—	(48)
Gross profit	$461	$255	$201		$5	$461

Copper sales (millions of recoverable pounds)	258	258
Gold sales (thousands of recoverable ounces)			505

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.05	$3.05	$1,219
Site production and delivery, before net noncash
and other costs shown below	2.42	1.34	537
Gold and silver credits	(2.44)	—	—
Treatment charges	0.25	0.14	56
Export duties	0.16	0.09	36
Royalty on metals	0.21	0.12	45
Unit net cash costs	0.60	1.69	674
Depreciation and amortization	0.35	0.20	79
Noncash and other costs, net	0.11	0.06	24
Total unit costs	1.06	1.95	777
Revenue adjustments, primarily for pricing on
prior period open sales	(0.01)	(0.01)	(1)
PT Smelting intercompany loss	(0.19)	(0.10)	(42)
Gross profit per pound/ounce	$1.79	$0.99	$399

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,416	$624	$92
Treatment charges	(65)	—	—
Export duties	(42)	—	—
Royalty on metals	(52)	—	—
Noncash and other costs, net	—	28	—
Revenue adjustments, primarily for pricing on
prior period open sales	(4)	—	—
PT Smelting intercompany loss	—	48	—
Indonesia mining	1,253	700	92
Other mining & eliminations[b]	3,453	2,180	346
Total mining	4,706	2,880	438
U.S. oil & gas operations	990	273	812	[c]
Corporate, other & eliminations	—	(1)	3
As reported in FCX’s consolidated financial statements	$5,696	$3,152	$1,253	[c]
a. Includes silver sales of 889 thousand ounces ($17.11 per ounce average realized price).

b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule,	“Business Segments,” beginning on page VII.
c. Includes impairment of U.S. oil and gas properties of $308 million.

XX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2015
	By-Product	Co-Product Method
(In millions)	Method	Copper	Gold		Silver[a]	Total
Revenues, excluding adjustments	$1,345	$1,345	$1,024		$24	$2,393
Site production and delivery, before net noncash
and other costs shown below	1,311	736	562		13	1,311
Gold and silver credits	(1,057)	—	—		—	—
Treatment charges	169	95	72		2	169
Export duties	92	52	39		1	92
Royalty on metals	85	48	37		—	85
Net cash costs	600	931	710		16	1,657
Depreciation and amortization	238	134	102		2	238
Noncash and other costs, net	19	11	8		—	19
Total costs	857	1,076	820		18	1,914
Revenue adjustments, primarily for pricing on
prior period open sales	(50)	(50)	9		—	(41)
PT Smelting intercompany profit	19	11	8		—	19
Gross profit	$457	$230	$221		$6	$457

Copper sales (millions of recoverable pounds)	549	549
Gold sales (thousands of recoverable ounces)			891

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.45	$2.45	$1,149
Site production and delivery, before net noncash
and other costs shown below	2.39	1.34	630
Gold and silver credits	(1.93)	—	—
Treatment charges	0.31	0.17	81
Export duties	0.16	0.10	44
Royalty on metals	0.16	0.09	41
Unit net cash costs	1.09	1.70	796
Depreciation and amortization	0.43	0.24	114
Noncash and other costs, net	0.04	0.02	10
Total unit costs	1.56	1.96	920
Revenue adjustments, primarily for pricing on
prior period open sales	(0.09)	(0.09)	10
PT Smelting intercompany profit	0.03	0.02	9
Gross profit per pound/ounce	$0.83	$0.42	$248

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$2,393	$1,311	$238
Treatment charges	(169)	—	—
Export duties	(92)	—	—
Royalty on metals	(85)	—	—
Noncash and other costs, net	—	19	—
Revenue adjustments, primarily for pricing on
prior period open sales	(41)	—	—
PT Smelting intercompany profit	—	(19)	—
Indonesia mining	2,006	1,311	238
Other mining & eliminations[b]	8,481	6,478	1,003
Total mining	10,487	7,789	1,241
U.S. oil & gas operations	1,594	857	10,735	[c]
Corporate, other & eliminations	1	7	183	[c]
As reported in FCX’s consolidated financial statements	$12,082	$8,653	$12,159	[c]
a. Includes silver sales of 1.6 million ounces ($15.07 per ounce average realized price).
b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VII.
c. Includes impairment of oil and gas properties totaling $9.4 billion, $9.3 billion for U.S. oil and gas operations and $0.2 billion for Morocco.

XXI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2014
	By-Product		Co-Product Method
(In millions)	Method		Copper		Gold		Silver[a]	Total
Revenues, excluding adjustments	$1,495		$1,495		$1,001		$29	$2,525
Site production and delivery, before net noncash
and other costs shown below	1,404		831		557		16	1,404
Gold and silver credits	(1,048)		—		—		—	—
Treatment charges	121		72		48		1	121
Export duties	42		25		16		1	42
Royalty on metals	79		47		31		1	79
Net cash costs	598		975		652		19	1,646
Depreciation and amortization	194		115		77		2	194
Noncash and other costs, net	200	[b]	118		80		2	200
Total costs	992		1,208		809		23	2,040
Revenue adjustments, primarily for pricing on
prior period open sales	(55)		(55)		18		—	(37)
PT Smelting intercompany profit	10		6		4		—	10
Gross profit	$458		$238		$214		$6	$458

Copper sales (millions of recoverable pounds)	484		484
Gold sales (thousands of recoverable ounces)					802

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.09		$3.09		$1,248
Site production and delivery, before net noncash
and other costs shown below	2.90		1.72		694
Gold and silver credits	(2.16)		—		—
Treatment charges	0.25		0.15		60
Export duties	0.09		0.05		21
Royalty on metals	0.16		0.09		39
Unit net cash costs	1.24		2.01		814
Depreciation and amortization	0.40		0.24		96
Noncash and other costs, net	0.41	[b]	0.25		98
Total unit costs	2.05		2.50		1,008
Revenue adjustments, primarily for pricing on
prior period open sales	(0.11)		(0.11)		22
PT Smelting intercompany profit	0.02		0.01		5
Gross profit per pound/ounce	$0.95		$0.49		$267

Reconciliation to Amounts Reported					Depreciation,
			Production		Depletion and
(In millions)	Revenues		and Delivery		Amortization
Totals presented above	$2,525		$1,404		$194
Treatment charges	(121)		—		—
Export duties	(42)		—		—
Royalty on metals	(79)		—		—
Noncash and other costs, net	—		200	[b]	—
Revenue adjustments, primarily for pricing on
prior period open sales	(37)		—		—
PT Smelting intercompany profit	—		(10)		—
Indonesia mining	2,246		1,594		194
Other mining & eliminations[c]	10,470		6,466		984
Total mining	12,716		8,060		1,178
U.S. oil & gas operations	3,487		913		2,044	[d]
Corporate, other & eliminations	—		(2)		10
As reported in FCX’s consolidated financial statements	$16,203		$8,971		$3,232	[d]
a. Includes silver sales of 1.6 million ounces ($18.21 per ounce average realized price).
b. Includes $143 million ($0.30 per pound) of fixed costs charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates.
c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VII.
d. Includes impairment of U.S. oil and gas properties of $308 million.

XXII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2015
	By-Product	Co-Product Method
(In millions)	Method	Copper	Cobalt		Total
Revenues, excluding adjustments[a]	$261	$261	$84		$345
Site production and delivery, before net noncash
and other costs shown below	184	153	53		206
Cobalt credits[b]	(60)	—	—		—
Royalty on metals	6	5	1		6
Net cash costs	130	158	54		212
Depreciation, depletion and amortization	65	50	15		65
Noncash and other costs, net	3	3	—		3
Total costs	198	211	69		280
Revenue adjustments, primarily for pricing
on prior period open sales	(9)	(9)	(2)		(11)
Gross profit	$54	$41	$13		$54

Copper sales (millions of recoverable pounds)	113	113
Cobalt sales (millions of contained pounds)			10

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$2.32	$2.32	$8.96
Site production and delivery, before net noncash
and other costs shown below	1.63	1.36	5.58
Cobalt credits[b]	(0.53)	—	—
Royalty on metals	0.05	0.04	0.15
Unit net cash costs	1.15	1.40	5.73
Depreciation, depletion and amortization	0.58	0.45	1.52
Noncash and other costs, net	0.03	0.03	0.08
Total unit costs	1.76	1.88	7.33
Revenue adjustments, primarily for pricing
on prior period open sales	(0.08)	(0.08)	(0.25)
Gross profit per pound	$0.48	$0.36	$1.38

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$345	$206	$65
Royalty on metals	(6)	—	—
Noncash and other costs, net	—	3	—
Revenue adjustments, primarily for pricing
on prior period open sales	(11)	—	—
Africa mining	328	209	65
Other mining & eliminations[c]	2,827	2,389	369
Total mining	3,155	2,598	434
U.S. oil & gas operations	525	293	3,930	[d]
Corporate, other & eliminations	1	2	176	[d]
As reported in FCX’s consolidated financial statements	$3,681	$2,893	$4,540	[d]

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VII.

d.	Includes impairment of oil and gas properties totaling $3.7 billion, $3.5 billion for U.S. oil and gas operations and $0.2 billion for Morocco.

XXIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2014
	By-Product	Co-Product Method
(In millions)	Method	Copper	Cobalt		Total
Revenues, excluding adjustments[a]	$350	$350	$82		$432
Site production and delivery, before net noncash
and other costs shown below	181	158	44		202
Cobalt credits[b]	(64)	—	—		—
Royalty on metals	8	6	2		8
Net cash costs	125	164	46		210
Depreciation, depletion and amortization	58	49	9		58
Noncash and other costs, net	4	4	—		4
Total costs	187	217	55		272
Revenue adjustments, primarily for pricing
on prior period open sales	1	1	3		4
Gross profit	$164	$134	$30		$164

Copper sales (millions of recoverable pounds)	112	112
Cobalt sales (millions of contained pounds)			8

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$3.11	$3.11	$9.99
Site production and delivery, before net noncash
and other costs shown below	1.61	1.40	5.32
Cobalt credits[b]	(0.58)	—	—
Royalty on metals	0.07	0.06	0.18
Unit net cash costs	1.10	1.46	5.50
Depreciation, depletion and amortization	0.51	0.43	1.06
Noncash and other costs, net	0.05	0.04	0.10
Total unit costs	1.66	1.93	6.66
Revenue adjustments, primarily for pricing
on prior period open sales	0.01	0.01	0.39
Gross profit per pound	$1.46	$1.19	$3.72

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$432	$202	$58
Royalty on metals	(8)	—	—
Noncash and other costs, net	—	4	—
Revenue adjustments, primarily for pricing
on prior period open sales	4	—	—
Africa mining	428	206	58
Other mining & eliminations[c]	4,278	2,674	380
Total mining	4,706	2,880	438
U.S. oil & gas operations	990	273	812	[d]
Corporate, other & eliminations	—	(1)	3
As reported in FCX’s consolidated financial statements	$5,696	$3,152	$1,253	[d]

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VII.

d.	Includes impairment of U.S. oil and gas properties of $308 million.

XXIV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2015
	By-Product	Co-Product Method
(In millions)	Method	Copper	Cobalt		Total
Revenues, excluding adjustments[a]	$883	$883	$234		$1,117
Site production and delivery, before net noncash
and other costs shown below	553	479	144		623
Cobalt credits[b]	(164)	—	—		—
Royalty on metals	21	16	5		21
Net cash costs	410	495	149		644
Depreciation, depletion and amortization	195	160	35		195
Noncash and other costs, net	11	9	2		11
Total costs	616	664	186		850
Revenue adjustments, primarily for pricing
on prior period open sales	(7)	(7)	—		(7)
Gross profit	$260	$212	$48		$260

Copper sales (millions of recoverable pounds)	350	350
Cobalt sales (millions of contained pounds)			26

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$2.52	$2.52	$9.04
Site production and delivery, before net noncash
and other costs shown below	1.58	1.37	5.56
Cobalt credits[b]	(0.47)	—	—
Royalty on metals	0.06	0.04	0.15
Unit net cash costs	1.17	1.41	5.71
Depreciation, depletion and amortization	0.56	0.45	1.38
Noncash and other costs, net	0.03	0.03	0.08
Total unit costs	1.76	1.89	7.17
Revenue adjustments, primarily for pricing
on prior period open sales	(0.02)	(0.02)	(0.02)
Gross profit per pound	$0.74	$0.61	$1.85

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,117	$623	$195
Royalty on metals	(21)	—	—
Noncash and other costs, net	—	11	—
Revenue adjustments, primarily for pricing
on prior period open sales	(7)	—	—
Africa mining	1,089	634	195
Other mining & eliminations[c]	9,398	7,155	1,046
Total mining	10,487	7,789	1,241
U.S. oil & gas operations	1,594	857	10,735	[d]
Corporate, other & eliminations	1	7	183	[d]
As reported in FCX’s consolidated financial statements	$12,082	$8,653	$12,159	[d]

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VII.

d.	Includes impairment of oil and gas properties totaling $9.4 billion, $9.3 billion for U.S. oil and gas operations and $0.2 billion for Morocco.

XXV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2014
	By-Product	Co-Product Method
(In millions)	Method	Copper	Cobalt		Total
Revenues, excluding adjustments[a]	$972	$972	$222		$1,194
Site production and delivery, before net noncash
and other costs shown below	477	420	120		540
Cobalt credits[b]	(161)	—	—		—
Royalty on metals	22	18	4		22
Net cash costs	338	438	124		562
Depreciation, depletion and amortization	172	148	24		172
Noncash and other costs, net	16	14	2		16
Total costs	526	600	150		750
Revenue adjustments, primarily for pricing
on prior period open sales	(1)	(1)	2		1
Gross profit	$445	$371	$74		$445

Copper sales (millions of recoverable pounds)	314	314
Cobalt sales (millions of contained pounds)			23

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$3.09	$3.09	$9.68
Site production and delivery, before net noncash
and other costs shown below	1.51	1.33	5.24
Cobalt credits[b]	(0.51)	—	—
Royalty on metals	0.07	0.06	0.16
Unit net cash costs	1.07	1.39	5.40
Depreciation, depletion and amortization	0.55	0.47	1.04
Noncash and other costs, net	0.05	0.05	0.10
Total unit costs	1.67	1.91	6.54
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	0.09
Gross profit per pound	$1.42	$1.18	$3.23

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,194	$540	$172
Royalty on metals	(22)	—	—
Noncash and other costs, net	—	16	—
Revenue adjustments, primarily for pricing
on prior period open sales	1	—	—
Africa mining	1,173	556	172
Other mining & eliminations[c]	11,543	7,504	1,006
Total mining	12,716	8,060	1,178
U.S. oil & gas operations	3,487	913	2,044	[d]
Corporate, other & eliminations	—	(2)	10
As reported in FCX’s consolidated financial statements	$16,203	$8,971	$3,232	[d]

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VII.

d.	Includes impairment of U.S. oil and gas properties of $308 million.

XXVI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended September 30,
(In millions)	2015		2014
Revenues, excluding adjustments[a]	$94		$184
Site production and delivery, before net noncash
and other costs shown below	79		83
Treatment charges and other	11		11
Net cash costs	90		94
Depreciation, depletion and amortization	26		25
Noncash and other costs, net	7	[b]	3
Total costs	123		122
Gross (loss) profit	$(29)		$62

Molybdenum sales (millions of recoverable pounds)[a]	13		13

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$7.23		$13.93
Site production and delivery, before net noncash
and other costs shown below	6.10		6.29
Treatment charges and other	0.83		0.83
Unit net cash costs	6.93		7.12
Depreciation, depletion and amortization	2.00		1.89
Noncash and other costs, net	0.61	[b]	0.21
Total unit costs	9.54		9.22
Gross (loss) profit per pound	$(2.31)		$4.71

Reconciliation to Amounts Reported
(In millions)					Depreciation,
			Production		Depletion and
Three Months Ended September 30, 2015	Revenues		and Delivery		Amortization
Totals presented above	$94		$79		$26
Treatment charges and other	(11)		—		—
Noncash and other costs, net	—		7	[b]	—
Molybdenum mines	83		86		26
Other mining & eliminations[c]	3,072		2,512		408
Total mining	3,155		2,598		434
U.S. oil & gas operations	525		293		3,930	[d]
Corporate, other & eliminations	1		2		176	[d]
As reported in FCX’s consolidated financial statements	$3,681		$2,893		$4,540	[d]

Three Months Ended September 30, 2014
Totals presented above	$184		$83		$25
Treatment charges and other	(11)		—		—
Noncash and other costs, net	—		3		—
Molybdenum mines	173		86		25
Other mining & eliminations[c]	4,533		2,794		413
Total mining	4,706		2,880		438
U.S. oil & gas operations	990		273		812	[e]
Corporate, other & eliminations	—		(1)		3
As reported in FCX’s consolidated financial statements	$5,696		$3,152		$1,253	[e]

a.
Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b.	Includes $5 million ($0.42 per pound) for inventory adjustments and restructuring charges.

c.
Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VII. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North and South America copper mines.

d.	Includes impairment of oil and gas properties totaling $3.7 billion, $3.5 billion for U.S. oil and gas operations and $0.2 billion for Morocco.

e.	Impairments of U.S. oil and gas properties totaling $308 million.

XXVII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Nine Months Ended September 30,
(In millions)	2015		2014
Revenues, excluding adjustments[a]	$330		$502
Site production and delivery, before net noncash
and other costs shown below	240		237
Treatment charges and other	32		33
Net cash costs	272		270
Depreciation, depletion and amortization	77		71
Noncash and other costs, net	13	[b]	6
Total costs	362		347
Gross (loss) profit	$(32)		$155

Molybdenum sales (millions of recoverable pounds)[a]	39		40

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$8.60		$12.56
Site production and delivery, before net noncash
and other costs shown below	6.26		5.92
Treatment charges and other	0.84		0.84
Unit net cash costs	7.10		6.76
Depreciation, depletion and amortization	2.00		1.77
Noncash and other costs, net	0.35	[b]	0.14
Total unit costs	9.45		8.67
Gross (loss) profit per pound	$(0.85)		$3.89

Reconciliation to Amounts Reported
(In millions)					Depreciation,
			Production		Depletion and
Nine Months Ended September 30, 2015	Revenues		and Delivery		Amortization
Totals presented above	$330		$240		$77
Treatment charges and other	(32)		—		—
Noncash and other costs, net	—		13	[b]	—
Molybdenum mines	298		253		77
Other mining & eliminations[c]	10,189		7,536		1,164
Total mining	10,487		7,789		1,241
U.S. oil & gas operations	1,594		857		10,735	[d]
Corporate, other & eliminations	1		7		183	[d]
As reported in FCX’s consolidated financial statements	$12,082		$8,653		$12,159	[d]

Nine Months Ended September 30, 2014
Totals presented above	$502		$237		$71
Treatment charges and other	(33)		—		—
Noncash and other costs, net	—		6		—
Molybdenum mines	469		243		71
Other mining & eliminations[c]	12,247		7,817		1,107
Total mining	12,716		8,060		1,178
U.S. oil & gas operations	3,487		913		2,044	[e]
Corporate, other & eliminations	—		(2)		10
As reported in FCX’s consolidated financial statements	$16,203		$8,971		$3,232	[e]

a.
Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b.	Includes $8 million ($0.21 per pound) for inventory adjustments and restructuring charges.

c.
Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VII. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North and South America copper mines.

d.	Includes impairment of oil and gas properties totaling $9.4 billion, $9.3 billion for U.S. oil and gas operations and $0.2 billion for Morocco.

e.	Impairments of U.S. oil and gas properties totaling $308 million.

XXVIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Three Months Ended September 30, 2015
					Total
		Natural			U.S. Oil
(In millions)	Oil	Gas	NGLs		& Gas
Oil and gas revenues before derivatives	$416	$62	$12		$490
Cash gains on derivative contracts	103	—	—		103
Realized revenues	$519	$62	$12		593
Less: cash production costs					260
Cash operating margin					333
Less: depreciation, depletion and amortization					450
Less: impairment of oil and gas properties					3,480
Less: accretion and other costs					33
Plus: net noncash mark-to-market losses on derivative contracts					(74)
Plus: other net adjustments					6
Gross loss					$(3,698)

Oil (MMBbls)	9.3
Gas (Bcf)		22.8
NGLs (MMBbls)			0.7
Oil Equivalents (MMBOE)					13.8

	Oil	Natural Gas	NGLs
	(per barrel)	(per MMBtu)	(per barrel)		Per BOE
Oil and gas revenues before derivatives	$44.85	$2.72	$16.68		$35.56
Cash gains on derivative contracts	11.03	—	—		7.44
Realized revenues	$55.88	$2.72	$16.68		43.00
Less: cash production costs					18.85
Cash operating margin					24.15
Less: depreciation, depletion and amortization					32.71
Less: impairment of oil and gas properties					252.58
Less: accretion and other costs					2.38
Plus: net noncash mark-to-market losses on derivative contracts					(5.34)
Plus: other net adjustments					0.49
Gross loss					$(268.37)

Reconciliation to Amounts Reported
(In millions)	Revenues	Production and Delivery	Depreciation, Depletion and Amortization
Totals presented above	$490	$260	$450
Cash gains on derivative contracts	103	—	—
Net noncash mark-to-market losses on derivative contracts	(74)	—	—
Accretion and other costs	—	33	—
Impairment of oil and gas properties	—	—	3,480
Other net adjustments	6	—	—
U.S. oil & gas operations	525	293	3,930
Total mining[a]	3,155	2,598	434
Corporate, other & eliminations	1	2	176	[b]
As reported in FCX's consolidated financial statements	$3,681	$2,893	$4,540

a. Represents the combined total for mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VII.
b. Includes $0.2 billion for impairments associated with Morocco.

XXIX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Three Months Ended September 30, 2014
				Total
		Natural		U.S. Oil
(In millions)	Oil	Gas	NGLs	& Gas
Oil and gas revenues before derivatives	$821	$81	$23	$925
Cash losses on derivative contracts	(58)	—	—	(58)
Realized revenues	$763	$81	$23	867
Less: cash production costs				263
Cash operating margin				604
Less: depreciation, depletion and amortization				504
Less: impairment of oil and gas properties				308
Less: accretion and other costs				10
Plus: net noncash mark-to-market gains on derivative contracts				122
Plus: other net adjustments				1
Gross loss				$(95)

Oil (MMBbls)	8.6
Gas (Bcf)		20.2
NGLs (MMBbls)			0.6
Oil Equivalents (MMBOE)				12.5

	Oil	Natural Gas	NGLs
	(per barrel)	(per MMBtu)	(per barrel)	Per BOE
Oil and gas revenues before derivatives	$95.35	$4.00	$39.69	$73.70
Cash (losses) gains on derivative contracts	(6.77)	0.02	—	(4.62)
Realized revenues	$88.58	$4.02	$39.69	69.08
Less: cash production costs				20.93
Cash operating margin				48.15
Less: depreciation, depletion and amortization				40.12
Less: impairment of oil and gas properties				24.59
Less: accretion and other costs				0.85
Plus: net noncash mark-to-market gains on derivative contracts				9.73
Plus: other net adjustments				0.09
Gross loss				$(7.59)

Reconciliation to Amounts Reported
(In millions)	Revenues	Production and Delivery	Depreciation, Depletion and Amortization
Totals presented above	$925	$263	$504
Cash losses on derivative contracts	(58)	—	—
Net noncash mark-to-market gains on derivative contracts	122	—	—
Accretion and other costs	—	10	—
Impairment of oil and gas properties	—	—	308
Other net adjustments	1	—	—
U.S. oil & gas operations	990	273	812
Total mining[a]	4,706	2,880	438
Corporate, other & eliminations	—	(1)	3
As reported in FCX's consolidated financial statements	$5,696	$3,152	$1,253

a. Represents the combined total for mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VII.

XXX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Nine Months Ended September 30, 2015
					Total
		Natural			U.S. Oil
(In millions)	Oil	Gas	NGLs		& Gas
Oil and gas revenues before derivatives	$1,269	$187	$36		$1,492
Cash gains on derivative contracts	304	—	—		304
Realized revenues	$1,573	$187	$36		1,796
Less: cash production costs					765
Cash operating margin					1,031
Less: depreciation, depletion and amortization					1,465
Less: impairment of oil and gas properties					9,270
Less: accretion and other costs					92
Plus: net noncash mark-to-market losses on derivative contracts					(217)
Plus: other net adjustments					15
Gross loss					$(9,998)

Oil (MMBbls)	26.3
Gas (Bcf)		68.1
NGLs (MMBbls)			1.8
Oil Equivalents (MMBOE)					39.4

	Oil	Natural Gas	NGLs
	(per barrel)	(per MMBtu)	(per barrel)		Per BOE
Oil and gas revenues before derivatives	$48.34	$2.74	$19.78		$37.85
Cash gains on derivative contracts	11.58	—	—		7.72
Realized revenues	$59.92	$2.74	$19.78		45.57
Less: cash production costs					19.42
Cash operating margin					26.15
Less: depreciation, depletion and amortization					37.18
Less: impairment of oil and gas properties					235.22
Less: accretion and other costs					2.32
Plus: net noncash mark-to-market losses on derivative contracts					(5.51)
Plus: other net adjustments					0.39
Gross loss					$(253.69)

Reconciliation to Amounts Reported
(In millions)	Revenues	Production and Delivery	Depreciation, Depletion and Amortization
Totals presented above	$1,492	$765	$1,465
Cash gains on derivative contracts	304	—	—
Net noncash mark-to-market losses on derivative contracts	(217)	—	—
Accretion and other costs	—	92	—
Impairment of oil and gas properties	—	—	9,270
Other net adjustments	15	—	—
U.S. oil & gas operations	1,594	857	10,735
Total mining[a]	10,487	7,789	1,241
Corporate, other & eliminations	1	7	183	[b]
As reported in FCX's consolidated financial statements	$12,082	$8,653	$12,159

a. Represents the combined total for mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VII.
b. Includes $0.2 billion associated with Morocco.

XXXI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Nine Months Ended September 30, 2014
				Total
		Natural		U.S. Oil
(In millions)	Oil	Gas	NGLs	& Gas
Oil and gas revenues before derivatives	$3,155	$275	$111	$3,541
Cash losses on derivative contracts	(173)	(13)	—	(186)
Realized revenues	$2,982	$262	$111	3,355
Less: cash production costs				875
Cash operating margin				2,480
Less: depreciation, depletion and amortization				1,736
Less: impairment of oil and gas properties				308
Less: accretion and other costs				38
Plus: net noncash mark-to-market gains on derivative contracts				130
Plus: other net adjustments				2
Gross profit				$530

Oil (MMBbls)	32.1
Gas (Bcf)		59.9
NGLs (MMBbls)			2.7
Oil Equivalents (MMBOE)				44.7

	Oil	Natural Gas	NGLs
	(per barrel)	(per MMbtu)	(per barrel)	Per BOE
Oil and gas revenues before derivatives	$98.41	$4.58	$41.77	$79.20
Cash losses on derivative contracts	(5.41)	(0.21)	—	(4.16)
Realized revenues	$93.00	$4.37	$41.77	75.04
Less: cash production costs				19.57
Cash operating margin				55.47
Less: depreciation, depletion and amortization				38.81
Less: impairment of oil and gas properties				6.90
Less: accretion and other costs				0.86
Plus: net noncash mark-to-market gains on derivative contracts				2.90
Plus: other net adjustments				0.05
Gross profit				$11.85

Reconciliation to Amounts Reported
(In Millions)	Revenues	Production and Delivery	Depreciation, Depletion and Amortization
Totals presented above	$3,541	$875	$1,736
Cash losses on derivative contracts	(186)	—	—
Net noncash mark-to-market gains on derivative contracts	130	—	—
Accretion and other costs	—	38	—
Impairment of oil and gas properties	—	—	308
Other net adjustments	2	—	—
U.S. oil & gas operations	3,487	913	2,044
Total mining[a]	12,716	8,060	1,178
Corporate, other & eliminations	—	(2)	10
As reported in FCX's consolidated financial statements	$16,203	$8,971	$3,232

a. Represents the combined total for mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VII.

XXXII

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The Exhibits included as part of this Current Report are listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREEPORT-McMoRan INC.

By: /s/ Kathleen L. Quirk
----------------------------------------
Kathleen L. Quirk
Executive Vice President,
Chief Financial Officer & Treasurer
(authorized signatory and
Principal Financial Officer)

Date: October 23, 2015

Freeport-McMoRan Inc.
Exhibit Index

Exhibit
Number

99.1	Press release dated October 22, 2015, titled “Freeport-McMoRan Reports Third-Quarter and Nine-Month 2015 Results” and supplementary schedules.

99.2	Slides presented in conjunction with October 22, 2015, FCX third-quarter 2015 earnings conference call conducted via the internet.